UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Swift Transportation Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 24, 2016

To our stockholders:

We cordially invite you to attend the 2016 Annual Meeting of Stockholders of Swift Transportation Company (“Swift”). The meeting will take place at Swift’s corporate offices of the Company which are located at 2200 S. 75th Ave., Phoenix, Arizona 85043, on Tuesday, May 24, 2016, at 9:00 a.m. local time. We look forward to your attendance either in person or by proxy.

The purpose of the meeting is to:

(1)	Elect the six nominees named in the attached proxy statement as directors of Swift;

(2)	Vote (on an advisory basis) to approve the compensation of Swift’s named executive officers;

(3)	Ratify the appointment of KPMG LLP as Swift’s independent registered public accounting firm for the fiscal year 2016;

(4)	Vote on stockholder proposal to develop recapitalization plan; and

(5)	Transact any other business that may properly come before the meeting.

Only stockholders of record at the close of business on March 28, 2016 may vote at the meeting or any postponements or adjournments of the meeting.

By Order of the Board of Directors,

Mickey R. Dragash

Executive Vice President, General Counsel and Secretary

Date: April 22, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2016

The Company’s proxy statement for the 2016 annual meeting of stockholders and its Annual Report to stockholders for the fiscal year ended December 31, 2015 are available at www.swifttrans.com.

PROXY STATEMENT

SWIFT TRANSPORTATION COMPANY

2200 South 75th Avenue

Phoenix, Arizona 85043

ANNUAL MEETING OF STOCKHOLDERS

To be held on May 24, 2016

The Board of Directors (the “Board”) of Swift Transportation Company (the “Company” or “Swift”, “we, “our”) is furnishing you this proxy statement in connection with the solicitation of proxies on its behalf for the 2016 Annual Meeting of Stockholders (“Annual Meeting”). The meeting will take place at the corporate offices of the Company which are located at 2200 S. 75th Ave., Phoenix, Arizona, 85043, on Tuesday, May 24, 2016, at 9:00 a.m. local time. At the meeting, stockholders will vote on: (i) the election of the six directors named in this proxy statement; (ii) an advisory approval of the compensation of Swift’s named executive officers; (iii) the ratification of KPMG LLP as Swift’s independent registered public accounting firm for the fiscal year 2016; and (iv) a stockholder proposal to develop a recapitalization plan. Stockholders also will consider any other matters that may properly come before the meeting, although we know of no other business to be presented.

By submitting your proxy (either by signing and returning the enclosed proxy card, by voting electronically on the Internet or by telephone), you authorize Virginia Henkels, Swift’s Executive Vice President and Chief Financial Officer and Mickey R. Dragash, Swift’s Executive Vice President, General Counsel and Secretary, to represent you and vote your shares at the Annual Meeting in accordance with your instructions. Also, they may vote your shares to adjourn the Annual Meeting and will be authorized to vote your shares at any postponements or adjournments of the Annual Meeting.

Swift’s Annual Report to Stockholders for the fiscal year ended December 31, 2015, which includes the Company’s fiscal 2015 audited consolidated financial statements, accompanies this proxy statement. Although the Annual Report is being distributed with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

We are first sending the proxy statement, form of proxy and accompanying materials to stockholders on or about April 22, 2016.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE ANNUAL MEETING

When and Where is the Annual Meeting?

Date:	Tuesday, May 24, 2016
Time:	9:00 a.m., MST
Location:	Swift Corporate Offices 2200 S. 75th Ave. Phoenix, Arizona 85043

What Matters will be Voted upon at the Annual Meeting?

At the Annual Meeting, you will be asked to:

•

Vote upon a proposal to elect nominees: Jerry Moyes, Richard H. Dozer, David Vander Ploeg, Glenn Brown, José A. Cárdenas and William F. Riley, III as directors to hold office for a term of one year, expiring at the close of the Annual Meeting of Stockholders in 2017 or until their successors are duly elected and qualified or until their earlier resignation or removal;

•	Vote (on an advisory basis) to approve the compensation of Swift’s named executive officers;

•	Vote upon a proposal to ratify the appointment of KPMG LLP as Swift’s independent, registered public accounting firm for the 2016 calendar year;

•	Vote on a stockholder proposal to develop a recapitalization plan; and

•	Transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

What Constitutes a Quorum?

The presence, either in person or by proxy, of the holders of shares of common stock representing at least a majority of the voting power of our common stock outstanding and entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

What if a Quorum is not Present at the Annual Meeting?

If a quorum is not present at the meeting, the holders of a majority of voting power of the shares (but in any event not less than one-third of such shares) of the shares entitled to vote at the meeting who are present, in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting until a quorum is present. The time and place of the adjourned Annual Meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Who is Entitled to Vote?

Only stockholders of record of Swift’s common stock at the close of business on March 28, 2016, which is the “record date,” are entitled to notice of, and to vote at, the Annual Meeting. Shares that may be voted include shares that are held:

•	directly by the stockholder of record; and

•	beneficially through a broker, bank or other nominee

Each share of our Class A common stock will be entitled to one vote on all matters submitted for a vote at the Annual Meeting. Each share of our Class B common stock will be entitled to two votes on all matters submitted for a vote at the Annual Meeting.

As of the record date, March 28, 2016 there were 84,901,982 shares of our Class A common stock issued and outstanding and entitled to be voted at the Annual Meeting and 50,991,938 shares of our Class B common stock issued and outstanding and entitled to be voted at the Annual Meeting.

What is the Difference between Holding Shares as a “Registered Owner” and a “Beneficial Owner”?

Most of Swift’s Class A stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially:

•

Registered Owners — If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

•

Beneficial Owners — If your shares are held in a brokerage account, bank or by another nominee, you are, with respect to those shares, the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote or to vote in person at the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the stockholder of record) giving you the right to vote the shares.

What is a Broker Non-Vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for a customer is precluded from exercising voting discretion on a particular proposal because the: (i) beneficial owner has not instructed the nominee on how to vote; and (ii) nominee lacks discretionary voting power to vote on such issues.

Under the rules of the New York Stock Exchange (“NYSE”), as discussed below, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

What is the Effect of not Casting your Vote?

Under the rules of the NYSE, a record holder does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares. Other than the proposal to ratify the appointment of KPMG LLP (“KPMG”), all of the proposals are considered non-routine matters. Therefore, your shares will not be voted without your specific instructions. Thus, if you hold your shares in street name and you do not instruct your record holder how to vote in the election of directors (Proposal 1), the advisory vote to approve the compensation of Swift’s named executive officers (Proposal 2), or the vote on the stockholder proposal to develop a recapitalization plan (Proposal 4), no votes will be cast on your behalf. Your record holder will, however, continue to have the ability to vote your shares in its discretion on the ratification of the appointment of the independent registered public accounting firm (Proposal 3).

What Stockholder Approval is Necessary for Approval of the Proposals?

Election of Directors (Proposal 1)

Each director shall be elected by a majority of the votes cast with respect to that director. This means that a director must receive more “for” than “withheld” votes with respect to that director. However, if the number of nominees is greater than the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any stockholder meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

Advisory Vote to Approve the Compensation of Swift’s Named Executive Officers (Proposal 2)

Approval of this resolution requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal. While this vote is required by law, it is not binding on the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

Ratification of the Appointment of KPMG as Swift’s Independent Registered Public Accounting Firm (Proposal 3)

The ratification of the Audit Committee’s appointment of KPMG LLP as Swift’s independent registered public accounting firm for the fiscal year 2016 requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal. Stockholder ratification is not required for the appointment of Swift’s independent registered public accounting firm. However, we are submitting the proposal to solicit the opinion of our stockholders.

Vote on Shareholder Proposal to Develop a Recapitalization Plan (Proposal 4)

Approval of this proposal requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy at the Annual Meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

May I Vote my Shares in Person at the Annual Meeting?

If you are the registered owner of shares of Swift’s common stock on the record date, you have the right to vote your shares in person at the Annual Meeting.

If you are the beneficial owner of shares of Swift’s common stock on the record date, you may vote these shares in person at the Annual Meeting if you have requested a legal proxy from your broker, bank or other nominee (the stockholder of record) giving you the right to vote the shares at the Annual Meeting. You will need to complete such legal proxy and present it to Swift at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy card or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I Vote my Shares without Attending the Annual Meeting?

If you are a registered owner, you may instruct the named proxy holders on how to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided with this proxy statement, or by using the internet voting site or the toll-free telephone number listed on the proxy card. Specific instructions for using the internet and telephone voting systems are on the proxy card. The internet and telephone voting systems will be available until 11:59 p.m. Mountain Standard Time on Monday, May 23, 2016 (the day before the Annual Meeting).

If you are the beneficial owner of shares held in street name, you should instruct your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee has enclosed with this proxy statement a voting instruction card for you to use in directing your nominee on how to vote your shares. The instructions from your nominee will indicate whether internet or telephone voting is available and, if so, will provide details regarding how to use those systems.

How will my Proxy be Voted?

Shares represented by a properly executed proxy (in paper form, by Internet or by telephone) that are received in a timely manner, and not subsequently revoked, will be voted at the Annual Meeting or any adjournment or postponement thereof in the manner directed on the proxy. Virginia Henkels and Mickey R. Dragash are named as proxies in the proxy form and have been designated by the Board as the directors’ proxies to represent you and vote your shares at the Annual Meeting. All shares represented by a properly executed proxy on which no choice is specified will be voted:

(1)	FOR the election of the six nominees for director named in this proxy statement;

(2)	FOR the resolution approving, on an advisory basis, the compensation of Swift’s named executive officers;

(3)	FOR the ratification of the appointment of KPMG LLP as Swift’s independent registered public accounting firm for the 2016 calendar year;

(4)	AGAINST the stockholder proposal to develop a recapitalization plan; and

(5)	in accordance with the proxy holders’ best judgment as to any other business that properly comes before the Annual Meeting.

May I Revoke my Proxy and Change my Vote?

Yes. You may revoke your proxy and change your vote at any time prior to the vote at the Annual Meeting.

If you are the registered owner, you may revoke your proxy and change your vote by:

•	submitting a new proxy bearing a later date (which automatically revokes the earlier proxy);

•	giving notice of your changed vote to us in writing mailed to the attention of Mickey R. Dragash, Corporate Secretary, at our executive offices;

•	attending the Annual Meeting and giving oral notice of your intention to vote in person; or

•	re-voting by telephone or internet.

You should be aware that simply attending the Annual Meeting will not in and of itself constitute a revocation of your proxy.

Will my Vote be Kept Confidential?

Yes, your vote will be kept confidential and not disclosed to the Company unless:

•	required by law;

•	you expressly request disclosure on your proxy; or

•	there is a proxy contest.

Who Will Pay the Costs of Soliciting Proxies?

Swift will bear all costs of this proxy solicitation. In addition to soliciting proxies by this mailing, our directors, officers and regular employees may solicit proxies personally or by mail, telephone, facsimile or other electronic means for which solicitation they will not receive any additional monetary compensation. Swift will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

What Other Business Will be Presented at the Annual Meeting?

As of the date of this proxy statement, the Board knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. If any other matters should arise at the Annual Meeting, the persons named as proxy holders, Virginia Henkels and Mickey R. Dragash will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of the director nominees are not available to serve as a director the named proxy holders will vote your proxy for such other director candidate or candidates as may be nominated by the Board.

Where can I Find the Voting Results of the Annual Meeting?

Swift intends to report voting results of the Annual Meeting on Form 8-K within four business days after the Annual Meeting.

What Should I do if I Receive More than One Set of Voting Materials?

You may receive more than one set of voting materials. These materials may include multiple copies of this proxy statement and multiple proxies or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name you will receive more than one proxy card. Please vote each proxy and instruction card that you receive.

Who can Help Answer my Questions?

If you have questions concerning a proposal or the Annual Meeting, require additional copies of this proxy statement, or if you need directions to or special assistance at the Annual Meeting, please call the Corporate Secretary at 1-800-800-2200, extension 9073574 or email the Corporate Secretary at mick_dragash@swifttrans.com. In addition, information regarding the Annual Meeting is available via the Internet at our website, www.swifttrans.com.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance Documents

In furtherance of its goals of providing effective governance of Swift’s business and affairs for the long-term benefit of stockholders and promoting a culture and reputation of the highest ethics, integrity and reliability the Board has adopted Corporate Governance Guidelines. Specifically, charters for each of its Board committees, a Code of Ethics for Principal Executive and Senior Financial Officers and a Code of Business Conduct and Ethics for directors, officers and employees of the Company. Each of these documents is free and available for download in the corporate governance section of the Investor Relations page at www.swifttrans.com. You may also obtain a copy by writing to Swift Transportation Company, c/o Corporate Secretary, 2200 S. 75th Ave., Phoenix, AZ 85043.

Risk Management and Oversight

Our full Board oversees our risk management process, as well as a company-wide approach to risk management, carried out by our management. Our full Board: (i) determines the appropriate risk for us as an organization; (ii) assesses the specific risks faced; and (iii) reviews the appropriate steps to be taken by management in order to manage those risks. While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and the incentives created by the compensation awards it administers. Our Audit Committee oversees management of enterprise risks as well as financial risks and is responsible for overseeing potential conflicts of interests. Our Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of our Board. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board. As appropriate, additional review or reporting on risks are conducted as needed or as requested by our Board and its committees.

Composition of Board and Board Leadership Structure

Our Board currently consists of six members: Jerry Moyes, Richard H. Dozer, David Vander Ploeg, Glenn Brown, José A. Cárdenas and William F. Riley III. All of these directors, other than Mr. Moyes and Mr. Riley, qualify as independent directors under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Board requires the separation of the offices of the Chairman of our Board and our Chief Executive Officer (“CEO”). Currently, our independent Chairman of the Board is Richard H. Dozer. Our Board will be free to choose the Chairman in any way that it deems best for us at any given point in time, provided that the Chairman may not be our CEO or any other employee of Swift. Mr. Dozer is not an employee of the Company nor does Mr. Dozer have any other affiliations with the Company; thereby, qualifying Mr. Dozer as an independent director for service as our Chairman of the Board. If the Chairman of the Board is not an independent director, our Board’s independent directors will designate one of the independent directors on the Board to serve as lead independent director. In addition, so long as our CEO is a permitted holder or an affiliated person (as defined in our certificate of incorporation), the Chairman of our Board must be an independent director. The duties of the Chairman, or the lead independent director if the Chairman is not independent, include:

•	presiding at all executive sessions of the independent directors;

•	presiding at all meetings of our Board and the stockholders (in the case of the lead independent director, where the Chairman is not present);

•	coordinating the activities of the independent directors;

•	preparing Board meeting agendas in consultation with the CEO and lead independent director or Chairman, as the case may be, and coordinating Board meeting schedules;

•	authorizing the retention of outside advisors and consultants who report directly to the Board;

•	requesting the inclusion of certain materials for Board meetings;

•	consulting with respect to, and where practicable receiving in advance, information sent to the Board;

•	collaborating with the CEO and lead independent director or Chairman, as the case may be, in determining the need for special meetings;

•	in the case of the lead independent director, acting as liaison for stockholders between the independent directors and the Chairman, as appropriate;

•	communicating to the CEO, together with the chairman of the Compensation Committee, the results of the Board’s evaluation of the CEO’s performance;

•

responding directly to stockholder and other stakeholder questions and comments that are directed to the Chairman of the Board, or to the lead independent director or the independent directors as a group, as the case may be; and

•	performing such other duties as our Board may delegate from time to time.

In the absence or disability of the Chairman, the duties of the Chairman (including presiding at all meetings of our Board and the stockholders) shall be performed and the authority of the Chairman may be exercised by an independent director designated for this purpose by our Board. The Chairman of our Board (if he or she is an independent director) or the lead independent director, if any, may only be removed from such position with the affirmative vote of a majority of the independent directors and only for the reasons set forth in our bylaws; including a determination that the Chairman or lead independent director, as the case may be, is not exercising his or her duties in the best interests of Swift and our stockholders.

Board Diversity

As reflected in the director biographies, the Board prefers a mix of background and experience among its members. The Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of Board service to the Company. The effectiveness of this approach is evidenced by the directors’ participation in insightful and robust, yet mutually respectful, deliberation that occurs at Board and committee meetings.

Board Meetings

The Board held nine meetings during the 2015 calendar year. During 2015, all directors attended at least 75% of the aggregate of the Board and committee meetings on which they sit.

Director Attendance at Annual Meeting

All six of our then incumbent directors attended Swift’s 2015 Annual Meeting of Stockholders. Directors are invited and encouraged to attend the Company’s annual meeting of stockholders.

Board Committees

As a result of Jerry Moyes and affiliates controlling a majority of the vote of our voting common stock, we qualify as a “controlled company” within the meaning of the corporate governance listing standards of the NYSE. As such, we have the option to elect not to comply with certain of such listing standards. However, consistent with our goal to implement strong corporate governance standards we do not currently, nor do we intend to, elect to be treated as a “controlled company” under the rules of the NYSE.

Our Board has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each committee is composed entirely of independent directors, each of whom is a “non-employee director” as defined in Rule 16b-3(b)(3) under the Exchange Act, and an “outside director” within the meaning of Section 162(m)(4)(c)(i) of the Internal Revenue Code.

Members serve on these committees until their respective resignations or until otherwise determined by our Board. Our Board may from time to time establish other committees.

Current committee memberships are as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard H. Dozer (Chairman)	David Vander Ploeg (Chairman)	Glenn Brown (Chairman)
José A. Cárdenas	José A. Cárdenas	Richard H. Dozer
David Vander Ploeg	Richard H. Dozer	David Vander Ploeg
Glenn Brown	Glenn Brown	José A. Cárdenas

Audit Committee

The Audit Committee held 14 meetings in 2015. The Audit Committee performs the following functions:

•

reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

•	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our management and independent registered public accounting firm;

•	reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;

•

has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear policies for our hiring of employees or former employees of the independent registered public accounting firm;

•	regularly reviews matters and monitors compliance procedures with Swift’s internal audit department as well as oversees performance of the internal audit department;

•	oversees investigation and resolution of complaints submitted under Swift’s Whistleblower policy;

•	administers our related party transactions policy and evaluates related party transactions presented for approval;

•	regularly meets with management, internal auditors, the independent auditors and the Board in executive session;

•	reviews with management the Audit Committee Report for inclusion in the Proxy Statement filed with the SEC; and

•	annually reviews the Audit Committee Charter for compliance with the duties and responsibilities set forth therein.

The Board has determined that Richard H. Dozer and David Vander Ploeg are audit committee financial experts as such term is defined in Item 407(d)(5) of Regulation S-K, promulgated by the Securities and Exchange Commission (“SEC”). The Board has also determined that all members of the Audit Committee satisfy the independence standards of the NYSE listing standards and the SEC requirements and possess the requisite knowledge in financial matters to sit as a member of the Audit Committee.

Compensation Committee

The Compensation Committee held seven meetings in 2015. The Compensation Committee performs the following functions:

•	evaluates the performance of, determines, approves and recommends to the Board the base salary, cash incentives and annual equity awards for the Chief Executive Officer and the President;

•	annually reviews corporate goals and objectives relevant to the compensation of our other executive officers and evaluates performance in light of those goals and objectives;

•	approves base salary and other compensation of our other executive officers;

•	approves and recommends to the Board annual equity awards for the executive officers;

•

adopts, oversees and periodically reviews the operation of all of Swift’s equity-based employee (including management and director) compensation plans and incentive compensation plans, programs and arrangements. This includes grants of restricted stock units, performance units and stock options along with other perquisites and fringe benefit arrangements;

•	annually reviews the outside directors’ compensation arrangements to ensure their competitiveness and compliance with applicable laws;

•	annually reviews the Company’s cash and equity incentive performance goals and objectives including whether such goals were met;

•	reviews with management the Compensation Discussion and Analysis (“CD&A”) for inclusion in the Proxy Statement filed with the SEC; and

•	annually reviews the Compensation Committee Charter for compliance with the duties and responsibilities set forth therein.

The Board has determined that all members of the Compensation Committee satisfy the independence listing standards of the NYSE and applicable SEC requirements. All members of the Compensation Committee qualify as “nonemployee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, as amended.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held three meetings in 2015. The Nominating and Corporate Governance Committee performs the following functions:

•	identifies, screens, and recommends qualified candidates to the Board for Board membership;

•	develops and reviews corporate governance guidelines adopted by the Board;

•	advises the Board with respect to the Board composition, diversity, procedures and committees;

•	evaluates director nominee recommendations proposed by stockholders;

•	oversees the evaluation of the Board and management;

•	monitors compliance with the Company’s securities trading policy;

•	recommends individuals to the Board for election by the stockholders or appointment by the Board; and

•	annually reviews the Nominating and Corporate Governance Committee Charter for compliance with the duties and responsibilities set forth therein.

The Board has determined that all members of the Nominating and Corporate Governance Committee satisfy the independence listing standards of the NYSE.

Corporate Governance Policy

Our Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. A copy of these guidelines has been posted on our website at www.swifttrans.com. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	directors are responsible for attending Board meetings and meetings of committees on which they serve and to review in advance of meetings material distributed for such meetings;

•

the Board’s principal responsibility is to oversee and direct our management in building long-term value for our stockholders and to assure the vitality of Swift for our customers, clients, employees, and the jurisdictions in which we operate;

•

at least two-thirds of the board shall be independent directors, and other than our Chief Executive Officer and up to one additional non-independent director, all of the members of our board of directors shall be independent directors;

•	our Nominating and Corporate Governance Committee is responsible for nominating members for election to our Board and will consider candidates submitted by stockholders;

•	our Board believes that it is important for each director to have a financial stake in Swift to help align the director’s interests with those of our stockholders;

•

although we do not impose a limit to the number of other public company boards on which a director serves, our Board expects that each member be fully committed to devoting adequate time to his or her duties to Swift;

•	the independent directors will meet in executive session on a regular basis, but not less than quarterly;

•	each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must consist solely of independent directors;

•

new directors should participate in an orientation program and all directors are encouraged to attend, at our expense, continuing educational programs to further their understanding of our business and enhance their performance on our Board; and

•	our Board and its committees should sponsor annual self-evaluations to determine whether members of the Board are functioning effectively.

In addition, our Corporate Governance Guidelines include a resignation policy requiring sitting directors to tender resignations if they fail to obtain a majority vote in uncontested elections.

Nomination of Director Candidates

The Nominating and Corporate Governance Committee will consider recommendations for director nominations proposed by stockholders. To recommend a prospective director candidate for the Nominating and Corporate Governance Committee’s consideration, stockholders may submit the candidate’s name, qualifications and other relevant biographical information in writing to: Swift Transportation Company, Nominating and Corporate Governance Committee, c/o Corporate Secretary, 2200 S. 75th Ave., Phoenix, AZ 85043. Swift’s bylaws require stockholders to give advance notice of stockholder proposals, including nominations of director candidates. For more information, please see “Stockholder Proposals” in this Proxy Statement.

The Board is responsible for recommending director candidates for election by the stockholders and for appointing directors to fill vacancies or newly created directorships. The Board has delegated the screening and evaluation process for director candidates to the Nominating and Corporate Governance Committee which identifies, evaluates and recruits qualified director candidates and recommends them to the Board. The Nominating and Corporate Governance Committee considers potential candidates for director, who may come to the attention of the Nominating and Corporate Governance Committee through current directors, management, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee considers and evaluates a director candidate recommended by a stockholder in the same manner as a nominee recommended by a Board member, management, search firm or other sources.

If the Nominating and Corporate Governance Committee determines that an additional or replacement director is necessary or advisable, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a potential director candidate. This would include interviewing the candidate, engaging an outside firm to gather additional information about the candidate and making inquiries of persons with knowledge of the candidate’s qualifications and character. In its evaluation of potential director candidates, including the members of the Board eligible for re-election, the Nominating and Corporate Governance Committee considers the current size, composition and needs of the Board and each of its committees.

Majority-Voting Standard for Director Elections

Swift’s bylaws require that we use a majority-voting standard in uncontested director elections and have a resignation requirement for directors who fail to receive the required majority vote. Under the majority-voting standard, a director nominee must receive more votes cast “for” than “withheld” for his or her election in order to be elected to the Board. In accordance with the majority-voting standard and resignation requirement, each director who is standing for re-election at the annual meeting has tendered an irrevocable resignation from the Board that will take effect if (i) the director does not receive more votes cast “for” than “withheld” for his or her election at the annual meeting, and (ii) the Board accepts the resignation.

Business Code of Ethics

The Audit Committee and our Board have adopted a Business Code of Ethics (within the meaning of Item 406(b) of Regulation S-K) that applies to our Board, CEO, President, CFO, Corporate Controller and such other persons designated by our Board or an appropriate committee thereof. The Board believes that these individuals must set an exemplary standard of conduct for us, particularly in the areas of accounting, internal accounting control, auditing and finance. The Business Code of Ethics sets forth ethical standards to which the designated officers must adhere. The Business Code of Ethics is posted on our website at www.swifttrans.com and is titled “Code of Ethics for Principal Executive and Senior Financial Officers”.

Executive Sessions of Non-Management Directors

Non-management Board members generally meet without management present at least four times per year in executive sessions. The Chairman of the Board presides over meetings of the non-employee directors.

Stock Trading Policy

The Company has a Securities Trading Policy (“STP”) that sets forth the terms, conditions, timing, limitations and prohibitions with respect to employee trading in Company stock. All directors, named executive officers (“NEOs”) and specified restricted individuals (“Covered Persons”) are required to obtain approval from the Company compliance officers prior to engaging in any stock transaction. In addition, all employees are prohibited from engaging in any puts, calls or short selling of Company stock. In the case of the CEO and the compliance officers, additional approval is required from the Chairman of the Board. The STP sets forth the trading window periods for Section 16 filers and specified Covered Persons. However, any open trading window notwithstanding, no employee is permitted to trade in Company stock while in possession of material non-public information.

Included in the STP is a limitation on the pledging of stock on margin. As drafted and disclosed at the time of our IPO, the STP allowed any employee, including members of the Board of directors and officers of the Company to pledge up to 20% of their family stock holdings for margin loans. Family holdings are defined as including trusts or any affiliated entity for the benefit of a senior executive officer, director or compliance officer or his/her family members. In July 2013, the Nominating and Governance Committee and the Board approved revisions to the STP which provide for further limitations on the pledging of stock on margin. Effective July 1, 2014, the limitation on pledging on margin was reduced to 15%, and effective July 1, 2015, the limitation on pledging on margin was to be reduced to 10%. During 2015 due to decreases in the Company’s stock price, the Company’s CEO found it necessary to increase the level of Company stock pledged on margin, thereby exceeding the 10% and 15% limits. Taking into account these concerns, the Board determined to waive compliance with the 15% limit (but not the 20% limit) through December 31, 2016 so that the positions can be reduced in an orderly manner. After December 31, 2016, the pledging limit will remain at 15%.

Any request to pledge Swift stock must be submitted to the compliance officers of the Company for approval. In the case of our CEO, the approval of the Chief Financial Officer, General Counsel and the independent chairman of the Board of Directors is also required and it has been our practice to review any pledge on margin transaction submitted by our CEO with all the independent members of the Board of Directors.

As set forth herein under the heading Security Ownership of Certain Beneficial Owners, the total stock beneficially owned by our CEO, Jerry Moyes (“Moyes’ Holdings”), totals approximately 60.6 million shares of Company stock. As of March 28, 2016, approximately 9.3 million or 15% of such shares are pledged for margin loans.

Contemporaneous with and disclosed during the IPO, Mr. Moyes and certain affiliates also entered into a mandatory exchange trust (“2010 METS”) in connection with the sale of participations in the trust to investors that would not be purchasers in the IPO, thus avoiding a sale by Mr. Moyes that would compete with the Company’s IPO. The 2010 METS was a three (3) year security collateralized with 23.8 million shares of non-trading Class B stock. Because the METS was not subject to margin calls, and the counterparties assumed any price reduction risk, the stock securing the 2010 METS was not considered “pledged on margin” for purposes of and within the meaning of the Company’s STP. Therefore it was not intended at the time of the Company’s IPO to be included in the calculation of the original 20% limitation on margin pledging in the STP. Given that the 2010 METS transaction was independent of, but coincident with the establishment of the STP, the Board determined it was appropriate to exclude the shares pledged to the METS in determining compliance with the pledge limit. Both of these items were separately addressed and disclosed publicly during and after the IPO. As a consequence of the 2010 METs expiring in December 2013, on October 29, 2013, an affiliate of Mr. Moyes (“M Capital II”) entered into a variable prepaid forward contract (the “VPF Contract”) with Citibank, N.A. (“Citibank”) that was intended to facilitate settlement of and replace the 2010 METS. This transaction (the “VPF Transaction”) effectively replaced the 2010 METS with the VPF Contract and allowed the parties to the 2010 METS transaction to satisfy their obligations under the 2010 METS (as contemplated by their terms) without reducing the number of shares owned by these parties. The VPF Transaction also allows Mr. Moyes, and certain of his affiliates through their ownership of M Capital II, to participate in future price appreciation of the Company’s Common Stock as well as retain the voting power of the shares collateralized to secure the VPF Contract as described below. Also on October 30, 2015, Cactus Holding Company LLC (“Cactus I”) entered into a new VPF Contract (the “Cactus VPF” and, together with the VPF Contract, the “Amended VPF Transaction”) involving 3.3 million shares of Class B Common Stock with an affiliate of Citibank that will expire over three trading days in November 2016.

In connection with the Amended VPF Transaction, 25.9 million shares of Class B Common Stock are collateralized in favor of Citibank to secure M Capital II’s obligations under the VPF Contract and 3.3 million shares of Class B Common Stock are collateralized in favor of an affiliate of Citibank to secure Cactus I’s obligations under the Cactus VPF. Because these shares are not pledged to secure a loan on margin and are not subject to margin calls based on a decline in the value of the Company’s common stock, they are not subject to the STP pledging on margin limitation discussed above.

Communications with Directors by Stockholders

Stockholders and other interested parties may communicate directly with any member or committee of the Board by writing to: Swift Transportation Company Board of Directors, c/o Corporate Secretary, 2200 S. 75th Ave., Phoenix, AZ 85043. Please specify to whom your letter should be directed. The Corporate Secretary of Swift will review all such correspondence and regularly forward to the Board a summary and copies of all such correspondence that, in his or her opinion, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the Board. Board members may at any time review a log of all correspondence received by Swift that is addressed to Board members and request copies of any such correspondence.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee, Messrs. Vander Ploeg, Dozer, Brown and Cárdenas is an officer or employee of Swift or was formerly an officer or employee of Swift. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. During fiscal 2015, none of the members of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Overview

We have in place a written Related Party Transaction Policy regarding the review and approval of all transactions between Swift and any of our executive officers, directors and their affiliates. The policy may only be amended by an affirmative vote of a majority of our independent directors, including the affirmative vote of the Chairman of our Board if the Chairman is an independent director, or the lead independent director if the Chairman is not an independent director.

Prior to entering into the related person transaction, the related person must provide written notice to the General Counsel and CFO describing the facts and circumstances of the proposed transaction.

If our Legal Department determines that the proposed transaction is permissible, unless such transaction is required to be approved by our Board under our certificate of incorporation or any indenture or other agreement, the proposed transaction will be submitted for consideration to our Audit Committee (exclusive of any member related to the person effecting the transaction) at its next meeting or, if not practicable or desirable, to the chair of the Audit Committee for prompt submission to all members of the Audit Committee for review and determination.

The Audit Committee or chair will consider the relevant facts and circumstances, including but not limited to: the benefits to the Company; the impact on a director’s independence; the availability of other sources for comparable products or services; the terms of the transaction; and the arms’ length nature of the arrangement. The Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company and our stockholders.

In addition, our amended and restated certificate of incorporation provides that for so long as: (1) Jerry Moyes, Vickie Moyes, and their respective estates, executors, and conservators; (2) any trust (including the trustee thereof) established for the benefit of Mr. Moyes, Ms. Moyes, or any children (including adopted children) thereof; (3) any such children upon transfer from Mr. Moyes or Ms. Moyes, or upon distribution from any such trust or from the estates of Mr. Moyes or Ms. Moyes; and (4) any corporation, limited liability company, or partnership, the sole stockholders, members, or partners of which are referred to in (1), (2), or (3) above, or collectively, the “Permitted Holders”, hold in excess of 20% of the voting power of Swift, Swift shall not enter into any contract or transaction with any Permitted Holder or any Moyes-affiliated entities unless such contract or transaction shall have been approved by either (i) at least 75% of the independent directors, including the affirmative vote of the Chairman of our Board if the Chairman is an independent director or the lead independent director if the Chairman is not an independent director; or (ii) the holders of a majority of the outstanding shares of Class A common stock held by persons other than Permitted Holders or any Moyes-affiliated entities. “Independent director” means a director who is not a Permitted Holder or a director, officer or employee of any Moyes-affiliated entity and is “independent,” as that term is defined in the listing rules of the NYSE as such rules may be amended from time to time.

Entities Affiliated with our CEO, Jerry Moyes

Central Freight Lines, Inc. — Swift contracts with Central Freight Lines, Inc. (“Central Freight”) for certain limited freight transportation services and facility leases. For the year ended December 31, 2015, the only interests of Mr. Moyes in Central Freight were: (i) as a guarantor on certain equipment leases of Central Freight; and (ii) as an owner of Southwest Premier Properties (“SWPP”), a company that leases property to Central Freight. Transportation services received from Central Freight represent LTL (less-than-truckload) freight services rendered to haul parts and equipment to Company shop locations. Freight services provided by Swift to Central Freight represent line haul truckload services between Central Freight facilities. In addition to these freight transportation services, the Company also leases certain facilities or portions thereof from Central Freight. Swift (through Interstate Equipment Leasing, LLC (“IEL”)) also leases tractors to certain owner operators that haul freight for Central Freight. As an administrative accommodation to these owner operators, Central Freight deducts the lease payments due to Swift from the service fees otherwise payable by Central Freight to the owner operators. Central Freight then remits these withheld lease payments to Swift.

SME Industries, Inc. — Mr. Moyes is the principal stockholder of SME Industries, Inc., a steel manufacturing company (“SME Industries”)

Swift Aircraft Management — Swift Aircraft Management is owned by Mr. Moyes and provides the Company with use of corporate jet charter services for business-related travel.

Compensi Services — (“Compensi”), which is partially owned by Mr. Moyes, provides third-party payroll and benefit administration services to Swift’s subsidiary IEL.

Common Market Trading, LLC — Swift purchases bulk diesel fuel from Common Market Trading LLC, which was initially owned by both Jerry Moyes and his brother, Ronald Moyes, but wholly owned by Ronald Moyes as of October 20, 2015.

Southwest Premier Properties — Mr. Moyes is the principal stockholder of SWPP, a real estate property leasing company.

Entities Affiliated with Board Member William F. Riley, III

Thermo King — Mr. Riley owns Thermo King West, Inc. and Thermo King Chesapeake, Inc. (collectively, “Thermo King”). The Company purchases parts and equipment, which are used in the repair and maintenance of tractors and trailers, from Thermo King. The Company also provides freight services, equipment leasing and other services to Thermo King.

Related Party Transactions

The following table represents all of Swift’s commercial transactions with companies controlled by and/or affiliated with Mr. Moyes and Mr. Riley during the year ending December 31, 2015 (in thousands):

	Provided by Swift	Received by Swift
Freight Services(1):
Thermo King	$4	$—
Central Freight Lines	237	25
SME Industries	978	—
Other Affiliates	—	—

Total	$1,219	$25

Facility and Equipment Leases:
Thermo King	$12	—
Central Freight Lines	1,090	435
Other Affiliates	20	1

Total	$1,122	$436

Other Services(2):
Thermo King	$1	$518
Central Freight Lines	142	—
Swift Aircraft Management	—	636
Other Affiliates	1	139

Total	$144	$1,293

(1)	Freight Services Provided by Swift — The rates the Company charges for freight services to each of these companies for transportation services are market rates that are comparable to rates charged to third-party customers. These transportation services provided to affiliates provide the Company with an additional source of operating revenue at its normal freight rates.

Freight Services Received by Swift — The rates paid to Central Freight Lines for transportation services to haul parts and equipment to Company shop locations are comparable to market rates charged by other unaffiliated LTL carriers.

(2)	Other Services Provided by Swift — Other services provided by the Company to the identified related parties include equipment sales and miscellaneous services.

Other Services Received by Swift — Executive air transport, fuel storage, event fees, equipment purchases, miscellaneous parts and repair services, and certain third-party payroll and employee benefits administration services from the identified related parties are included in other services received by the Company. The rates charged to the Company for executive air transport are at rates generally more favorable than would be available to the Company for similar services charged by unaffiliated third-party companies.

In 2015, the Company purchased bulk diesel fuel totaling $63 thousand from Common Market Trading LLC, which is included in other services received by Swift from other affiliates.

As of December 31, 2015, receivables and payables pertaining to these related party transactions were (in thousands):

	Swift Receivable	Swift Payable
Central Freight Lines	$3	$3
Thermo King	4	46
Other Affiliates	84	29

Total	$91	$78

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The Company’s bylaws provide that the number of directors shall not be less than one or more than fifteen, with the exact number to be fixed by the Board. Directors serve a term of one year from their election date to the annual meeting of stockholders.

Directors are elected by a majority of votes cast with respect to each director, provided that the number of nominees does not exceed the number of directors to be elected, in which case the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any stockholder meeting.

The stockholders of the Company elect at the annual meeting successors for directors whose terms have expired. The Board appoints members to fill new membership positions and vacancies in unexpired terms on the Board.

Our Board has nominated Jerry Moyes, Richard H. Dozer, David Vander Ploeg, Glenn Brown, José A. Cárdenas and William F. Riley III as directors to hold office for a term of one year, expiring at the close of the 2017 Annual Meeting of Stockholders or until their successors are elected and qualified or until their earlier resignation or removal. Messrs. Moyes, Dozer, Vander Ploeg, Brown, Cárdenas and Riley are incumbent directors standing for re-election. The Board believes that these directors are well-qualified and experienced to direct and manage the Company’s operations and business affairs and will represent the interests of the stockholders as a whole. Biographical information on each of these nominees is set forth below under the caption “Nominees for Director.”

If any director nominee becomes unavailable for election, which is not anticipated, the named proxies will vote for the election of such other person as the Board may nominate, unless the Board resolves to reduce the number of directors to serve on the Board and thereby reduce the number of directors to be elected at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR

EACH OF THE DIRECTOR NOMINEES LISTED HEREIN

Nominees for Director

If elected at the Annual Meeting, all terms expire in 2017.

Jerry Moyes (72)

Mr. Moyes is CEO and a member of our Board. He served as CEO, President and Chairman of our Board from May 2007 when Mr. Moyes took the Company private until an independent director was appointed as Chairman of the Board on December 16, 2010 in connection with our initial public offering. In 1966, Mr. Moyes formed Common Market Distribution Corp., which was later merged with Swift Transportation, which he also founded. In 1986, Mr. Moyes became Chairman of the Board, President, and CEO of Swift Transportation Company, positions he held until 2005. In October 2005, Mr. Moyes stepped down from his executive positions at Swift Transportation, although he continued to serve as a Board member. Mr. Moyes has a history of leadership and involvement with the transportation and logistics industry such as serving as past Chairman and President of the Arizona Trucking Associations, board member and Vice President of the American Trucking Associations and a board member of the Truckload Carriers Association. Also, Mr. Moyes is a highly regarded, frequently sought after, speaker at logistics and transportation forums. Mr. Moyes’ experience, comprehensive knowledge of the transportation and logistics services industry and extensive perspective of our day-to-day operations provides essential insight and guidance to our Board. Mr. Moyes holds complete or significant ownership interest in and serves as Chairman of numerous other entities, including SME Industries, Southwest Premier Properties, and various commercial and residential real estate properties. Mr. Moyes previously held a majority ownership interest in, and served as Chairman of the Board and CEO, Central Refrigerated Transportation, Inc. (“Central Refrigerated”) and its subsidiaries until these entities were acquired by Swift Transportation Company on August 6, 2013. Mr. Moyes also served from September 2000 until April 2002 as Chairman of the Board of Simon Transportation Services, Inc. (“Simon Transportation”), a former publicly traded trucking company providing nationwide, predominantly temperature controlled, transportation services for major shippers. Mr. Moyes graduated from Weber State University in 1966 with a Bachelor of Science degree in business administration. The Weber State College of Education is named after Mr. Moyes.

Mr. Moyes was a member of the board of directors of the Phoenix Coyotes of the National Hockey League (“NHL”), from 2002 until 2009 and was the majority owner of the Phoenix Coyotes from September 2006 until November 2, 2009, when the assets of the team were purchased by the NHL out of a bankruptcy filed on May 5, 2009. The bankruptcy proceedings are winding down pursuant to the Second Amended Plan dated December 1, 2010 (D.E. 1339), approved by the Court pursuant to the Findings of Fact, Conclusions of Law and Order Confirming the Second Amended Plan entered February 24, 2011. On March 5, 2010, the NHL filed a complaint against Mr. Moyes in New York state court alleging breach of contract and aiding and abetting breach of fiduciary duty claims arising out of the bankruptcy filing and an attempt to sell the Coyotes without NHL consent. In September 2005, the SEC filed a settled enforcement action in federal court in Arizona alleging that Mr. Moyes purchased an aggregate of 187,000 shares of Swift stock in May 2004 while he was aware of material non-public information. Mr. Moyes timely filed the required reports of such trades with the SEC and voluntarily escrowed funds equal to his putative profits into a trust established by the Company. After conducting an independent investigation of such purchases, and certain other repurchases made by Swift Transportation that year at Mr. Moyes’ direction under its repurchase program, Swift instituted a stricter insider trading policy and a pre-clearance process for all trades made by insiders. Mr. Moyes agreed, without admitting or denying any claims, to settle the SEC investigation and to the entry of a decree permanently enjoining him from violating securities laws. He paid approximately $1.5 million in disgorgement, prejudgment interest and penalties.

Richard H. Dozer (59)

Mr. Dozer has served as a director of Swift since April 2008. He is: Chairman of the Board; Chairman of the Audit Committee; a member of the Compensation Committee; and member of the Nominating and Corporate Governance Committee. Mr. Dozer is the retired Chairman of GenSpring Family Office in Phoenix, Arizona where he served from May 2008 until January 2013. Prior to this role, Mr. Dozer served as principal of CDK Partners from 2006 until 2008. Mr. Dozer served as President of the Arizona Diamondbacks Major League Baseball team from its inception in 1995 until 2006 and Vice President and Chief Operating Officer of the Phoenix Suns National Basketball Association team from 1987 until 1995. Early in his career, he was an audit manager with Arthur Andersen and served as its Director of Recruiting for the Phoenix, Arizona office. Mr. Dozer holds a Bachelor of Science degree in business administration and accounting from the University of Arizona and is a former certified public accountant. Mr. Dozer currently serves on the boards of directors of: Blue Cross Blue Shield of Arizona; Apollo Education Group; and Viad Corporation where he is Chairman of the Board. Mr. Dozer is presently or has previously served on many boards, including: Teach for America in Phoenix, Arizona; Greater Phoenix Valley of the Sun Convention and Visitor’s Bureau; Greater Phoenix Leadership; Greater Phoenix Economic Council; ASU Dean’s Council of 100; Arizona State University MBA Advisory Council; Valley of the Sun YMCA, Nortrust of Arizona; and others. Mr. Dozer’s qualifications to serve on our Board include his experience serving as a director of Viad Corporation, a publicly traded company, and his service as the former chair of the audit committee of Blue Cross Blue Shield of Arizona. Mr. Dozer also has financial experience from his audit manager position with Arthur Andersen from 1979 to 1987. In addition, Mr. Dozer has long-standing relationships within the business, political and charitable communities in the State of Arizona.

David Vander Ploeg (57)

Mr. Vander Ploeg has served as a director of Swift since September 2009. He is the Chair of the Compensation Committee and a member of the Audit Committee and Nominating and Governance Committee. Mr. Vander Ploeg is the retired Executive Vice President and CFO of School Specialty, Inc. (“School Specialty”), where he served from April 2008 until December 31, 2013. In January 2013, School Specialty filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. Prior to that role, Mr. Vander Ploeg spent 24 years at Schneider National, Inc. (“Schneider”), a provider of transportation and logistics services and was Executive Vice President and CFO from 2004 until his departure in 2007. Prior to joining Schneider, Mr. Vander Ploeg was a senior auditor for Arthur Andersen. Mr. Vander Ploeg holds a Bachelor of Science degree in accounting and a Master’s degree in business administration from the University of Wisconsin- Oshkosh. Mr. Vander Ploeg currently serves on the boards of directors of Energy Bank, Inc., and Bellin Psychiatric Hospital. He is a past board member at Dutchland Plastics and a member of the American Institute of Certified Public Accountants and the Wisconsin Institute of Certified Public Accountants. Mr. Vander Ploeg’s qualifications to serve on our Board include his 24-year career at Schneider where he advanced through several positions of increasing responsibility and gained extensive experience in the transportation and logistics services industry. His involvement with a public company board at School Specialty also provides us with valuable insight on public company governance practices.

Glenn Brown (72)

Mr. Brown was appointed to our Board on December 16, 2010 in connection with our initial public offering. He is the Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee and Compensation Committee. In 2005, Mr. Brown retired as CEO of Contract Freighters Inc. (“CFI”), a U.S.-Mexico truckload carrier that was sold to Con-Way Inc. in 2007, where Mr. Brown worked since 1976. During his tenure at CFI, Mr. Brown also served as President and Chairman. Prior to working with CFI, Mr. Brown was employed by Tri-State Motor Transit from 1966 through 1976. Mr. Brown serves on the boards of directors of Freeman Health System and the Joplin (Missouri) Humane Society. Mr. Brown’s qualifications to serve on our Board include his extensive experience gained in various roles within the transportation and logistics services industry. Those positions include his service as a past Vice-Chairman of the American Trucking Associations, Inc., and as a board member of the Truckload Carriers Association and the Missouri Trucking Association.

José A. Cárdenas (63)

Mr. Cárdenas was appointed to the Board in July 2014. Mr. Cardenas has served as the Senior Vice President and General Counsel at Arizona State University (“ASU”) since January 2009. Since 2011, Mr. Cárdenas has served as a member of the Board of Directors of Southwest Gas Corporation where he has served on the following board committees: Audit; Nominating and Governance; Compensation; and Pension Plan Investment. In addition to serving as chief legal officer for ASU, he serves as a University representative on the boards of directors of ASU affiliated and related entities such as the ASU Foundation. From 1982 through 2008, Mr. Cárdenas was a partner in the Phoenix based law firm of Lewis and Roca. He was the firm’s Managing Partner (CEO) from 1999 to 2003 and then the firm’s Chairman from 2003 through 2008.

Mr. Cárdenas is a native of Las Vegas, Nevada. He received his undergraduate degree from the University of Nevada, Las Vegas in 1974 and a law degree from Stanford University Law School in 1977. Mr. Cárdenas has been admitted to practice law in: Arizona; California; the Ninth Circuit Court of Appeals; and the United States Supreme Court. He is a member of various bar associations including the Hispanic National Bar Association. Mr. Cárdenas was a member of the board of directors of Meridian Bank N.A. until its acquisition in 2015. His many community activities include his service as a trustee of the Virginia G. Piper Charitable Trust. He is a past chairman of the boards of: Greater Phoenix Leadership; Valley of the Sun United Way; the Translational Genomics Research Institute; and O’Connor House.

William F. Riley, III (69)

Mr. Riley was appointed to the Board in July 2014. Mr. Riley is the current Chief Executive Officer and majority shareholder of Thermo King West, Inc., a distributor of Thermo King Corporation transport refrigeration products. Mr. Riley is also President and majority shareholder of Utility Crane and Equipment, Inc., a distributor of vehicle mounted aerial lift devices. Mr. Riley previously served in various positions at Swift Transportation from 1986 until 2005. He served as Vice President until 1990 when he was promoted to Executive Vice President and Chief Financial Officer and then serving as Senior Executive Vice President from 2000 until he retired from Swift Transportation in 2005. Prior to working at Swift Transportation, Mr. Riley was employed by Armour Food Company in various transportation and distribution positions, including manager of Business Planning. Mr. Riley received a Bachelor of Science degree in Business Management from Arizona State University. Mr. Riley also serves on the advisory boards of both Daylight Transport and UMB Bank of Arizona.

Experience, Qualifications, Attributes and Skills

In addition to the business, financial and industry experience set forth in the biographical information of each director nominee, each director nominee possesses the following experience, qualifications, attributes and skills which are required of all candidates nominated for election or re-election to the Board:

•	the highest level of personal and professional ethics, integrity and values;

•	an inquiring and independent mind;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making level in business, finance and accounting, government, education or technology;

•	expertise that is useful to Swift and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained;

•	willingness to devote the required time to carrying out the duties and responsibilities of Board membership;

•	commitment to serve on the Board for several years to develop knowledge about Swift’s business;

•	willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•	involvement only in activities or interests that do not conflict with the director’s responsibilities

DIRECTOR COMPENSATION

Swift pays only non-employee directors for their services as directors. Directors who are also officers or employees of the Company are not eligible to receive any of the compensation described below. The compensation for nonemployee directors is as follows:

•	an annual retainer of $75,000, paid in cash to all non-employee, independent Board members on a quarterly basis;

•	an annual retainer of $52,500, paid in cash to all non-employee, non-independent directors;

•	an annual retainer of $50,000, paid in cash, to the Chairman of the Board;

•	an annual retainer of $20,000, paid in cash, to the Audit Committee Chairman;

•	an annual retainer of $15,000, paid in cash, to the Compensation Committee Chairman;

•	an annual retainer of $10,000, paid in cash, to the Nominating and Corporate Governance Committee Chairman;

•	reimbursement of expenses to attend Board and committee meetings;

•	an annual grant of $90,000 in Class A restricted common stock of the Company to all independent non-employee Board members which vests on the first anniversary from the grant date; and

•	an annual grant of $63,000 in Class A restricted common stock of the Company to all non-independent non-employee Board members which vests on the first anniversary from the grant date.

The following table provides information for the fiscal year ended December 31, 2015, regarding all plan and non-plan compensation awarded to, earned by, or paid to, each person who served as a director for 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards Cash Value ($)(3)	Total ($)
Jerry Moyes(1)	—	—	—
Richard H. Dozer(2)	145,000	90,000	235,000
David Vander Ploeg(2)	90,000	90,000	180,000
Glenn Brown(2)	85,000	90,000	175,000
José A. Cárdenas(2).	75,000	90,000	165,000
William F. Riley, III(2)	52,500	63,000	115,500

(1)	Employees of Swift who serve as directors receive no additional compensation, although we may reimburse them for travel and other expenses. See “Executive Compensation — 2015 Summary Compensation Table” below for disclosure of Mr. Moyes’ compensation as CEO for 2015.

(2)	Annual grant of Class A restricted common stock of the Company awarded on May 8, 2015; represents an award of restricted shares of Class A common stock granted under the Company’s 2014 Omnibus Incentive Plan. Subject to certain termination and forfeiture provisions, the restricted shares vest on the first anniversary of the date of grant.

(3)	Dollar value represents the aggregate grant date fair value of stock awards. The methodology and assumptions used to calculate these values are set forth in Note 17 (Equity and Stock Based Compensation) to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015.

As of December 31, 2015, the directors hold the following outstanding options and restricted Class A common stock:

	Options(#)	Shares of Restricted Class A Stock(#)
Richard H. Dozer	4,000	13,240
David Vander Ploeg	4,000	15,240
Glenn Brown	—	15,240
José A. Cárdenas	—	6,828
William F. Riley III	—	4,780

MANAGEMENT

Executive Officers

The following table sets forth the names, ages and positions of our current executive officers.

Name	Age	Position
Jerry Moyes	72	Chief Executive Officer and Director
Richard Stocking	46	President and Chief Operating Officer
Virginia Henkels	47	Executive Vice President, Chief Financial Officer and Treasurer
Mickey R. Dragash	46	Executive Vice President, General Counsel and Corporate Secretary
Kenneth C. Runnels	51	Executive Vice President Fleet Operations
Steven Van Kirk	54	Executive Vice President Swift, President Intermodal
Brian Alexander	62	Executive Vice President of Sales

Jerry Moyes is CEO and a member of our Board. Biographical information about Mr. Moyes business experience and other matters is included under the heading “Proposal No. 1: Election of Directors.”

Richard Stocking has served as our President since July 2010 and as President and Chief Operating Officer of our trucking subsidiary, Swift Transportation Co. of Arizona, LLC, since January 2009. Mr. Stocking served as Executive Vice President, Sales of Swift from June 2007 until July 2010. Mr. Stocking previously served as Regional Vice President of Operations of Swift’s Central Region from October 2002 to March 2005 and as Executive Vice President of the Central Region from March 2005 to June 2007. Prior to these roles, Mr. Stocking held various operations and sales management positions with Swift over the preceding 13 years.

Virginia Henkels has served as our Executive Vice President, CFO and Treasurer since May 2008. Ms. Henkels joined Swift in 2004 and, prior to her current position, was the Assistant Treasurer and Investor Relations Officer. Prior to joining Swift, Ms. Henkels served in various finance and accounting leadership roles for Honeywell during a 12 year tenure. During her last six years at Honeywell, Ms. Henkels served as: Director of Financial Planning and Reporting for its global industrial controls business segment; Finance Manager of its building controls segment in the United Kingdom; and Manager of External Corporate Reporting. Ms. Henkels completed her Bachelor of Science degree in Finance and Real Estate at the University of Arizona. She also obtained her Master’s degree in Business Administration from Arizona State University and passed the May 1995 Certified Public Accountant examination.

Mickey R. Dragash has served as our Executive Vice President, General Counsel and Corporate Secretary since June 2015. Prior to joining Swift, Mr. Dragash was Executive Vice-President, General Counsel and Chief

Compliance Officer for Gordon Trucking, Inc., from February 1, 2012 to June 2015. Mr. Dragash also served as Associate General Counsel for DHL Supply Chain (f/k/a Exel, Inc.) from 2010 to 2012 and Assistant General Counsel at Walmart Stores, Inc. from 2003 to 2010. Mr. Dragash also worked in private legal practice as an Associate for the Ohio-based law firm Roetzel & Andress, LPA. Before entering the legal profession, Mr. Dragash worked in various business and operational capacities for both Yellow Freight Systems, Inc. and Roadway Express, Inc. (n/k/a YRC Worldwide, Inc.). Mr. Dragash received his Bachelor of Arts degree from Baldwin-Wallace University (Ohio), obtained a Master of Science degree in Intermodal Transportation Systems from the University of Denver and acquired his Juris Doctor degree from Ohio Northern University. Mr. Dragash is admitted to practice law in all state and federal courts of Indiana and Ohio. He is also admitted to the State Bar of Arizona as in-house counsel.

Kenneth C. Runnels has served as our Executive Vice President, Fleet Operations of Swift Transportation Co. of Arizona, LLC, since June 2011 and served as Executive Vice President of Eastern Region Operations from November 2007 to June 2011. Mr. Runnels previously served as Vice President of Fleet Operations, Regional Vice President and various operations management positions from 1983 to June 2006. From June 2006 until his return to Swift, Mr. Runnels was Vice President of Operations with U.S. Xpress Enterprises, Inc.

Steven Van Kirk has served as Executive Vice President of Swift and President of our subsidiary, Swift Intermodal, LLC, since September 2012. Prior to joining Swift, Mr. Van Kirk worked for Schneider National, Inc. in the following capacities: Senior Vice President of Intermodal from September 2007 to August 2012; Group Vice President for strategic sales from February 2006 to September 2007; Vice President of sole source transportation management from 2003-2006; and as General Manager from 2001-2002. From 1996 to 2001, Mr. Van Kirk worked for Procter & Gamble in a variety of positions including: customer service manager; site transportation manager; and department reliability manager. Mr. Van Kirk attended the U.S. Military Academy West Point and received a Bachelor of Science degree in Engineering in 1983. Mr. Van Kirk also received an Master of Arts in History from Yale University and an MBA in Finance from the University of Wisconsin Whitewater. Mr. Van Kirk served on active duty as an officer in the armed services from 1983-1995 and the U.S. Army reserve from 1995-2004.

Brian Alexander has served as our Executive Vice President of Sales since January 2014. Prior to his current position, Mr. Alexander served as our Vice President of Pricing and National Accounts from August 2008 to January 2014. Since joining Swift in 1999, Mr. Alexander also served as Vice President Sales East and Vice President of Revenue Services. Prior to working at Swift, Mr. Alexander worked for other freight transportation carriers including Roadway Express, Inc. where he held a variety of positions including: sales manager; operations manager; terminal Manager; and corporate vice president of operations. Mr. Alexander received a Bachelor’s in Business and a Master’s in Marketing from the University of Arizona.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The purpose of this compensation discussion and analysis (“CD&A”), is to provide information about the compensation earned by our Chief Executive Officer, President, Chief Financial Officer and two other executive officers who were the top five most highly compensated executive officers in calendar year 2015 (“NEOs”) as well as to explain our compensation process and philosophy along with the policies and factors that underlie our decisions with respect to the NEOs’ compensation. Our NEOs for 2015 were:

Name	Position
Jerry Moyes	Chief Executive Officer and Director
Richard Stocking	President and Chief Operating Officer
Virginia Henkels	Executive Vice President, Chief Financial Officer and Treasurer
Kenneth Runnels	Executive Vice President Fleet Operations
Steven Van Kirk.	Executive Vice President Swift, President Intermodal

As we describe in more detail below, the principal objectives of our executive compensation strategy are to attract and retain talented executives, reward strong business results and performance, remain competitive within the transportation industry and align the interest of executives with our stockholders. In addition to rewarding business and individual performance, the compensation program is designed to promote the achievement of both annual performance objectives and long-term objectives in order to create stockholder value. Each year the Compensation Committee reviews the executive compensation program to assess industry competitiveness and alignment with the creation of stockholder value and determines what changes, if any, are appropriate.

Our stockholders indicated a preference for an annual advisory vote, which we previously adopted, on the compensation of named executive officers (“NEOs”). At our 2015 annual meeting of stockholders, the stockholders approved, on an advisory basis, the compensation of the NEOs (over 99% of votes cast). The Compensation Committee has considered the results of this advisory vote on executive compensation in determining the Company’s compensation policies and decisions for 2016. It has determined that these policies and decisions are appropriate and in the best interests of the Company and its stockholders at this time.

Executive Summary

2015 Business Performance Highlights

2015 was a challenging year for Swift and the trucking industry. As a result of these challenges, we did not achieve many of our aggressive internal goals and our executive pay reflects this as evidenced by the cash incentive plan compensation earned only at the threshold level. Nevertheless, 2015 was a historically good year when measured by many key metrics. Consequently, we are proud of our results and accomplishments. Below are some of the performance highlights of the Company for 2015:

•	Improved Operating Income, Net Income, Return on Net Assets and Earnings Per Share;

•	Reduced Net Debt by $111 million to $1,280 million, Leverage Ratio from 2.24 to 1.99, and interest expense by over 50%; and

•

Implemented several key strategic initiatives, including the significant driver wage and owner-operator pay increases. This yielded improvements in driver recruiting; retention; satisfaction; and fleet management initiatives leading to improve safety and fuel efficiency. We believe these initiatives will yield continued positive results in 2016 and beyond.

Key Executive Compensation Actions for 2015

•	Increases in base salary, ranging from 1% -3%;

•	Annual individual cash incentive target amounts under the Company’s short term incentive plan (“STIP”), which target amount is set as a percentage of base salary, remained the same as 2014; and

•

Long term incentive program (“LTIP”) of equity-based awards; NEOs (with exception of our CEO) received grants of stock options, restricted stock units (“RSUs”) and performance share units (“PUs”). Our Chief Executive Officer received grants of stock options and PUs only.

Processes and Procedures for Considering and Determining Executive Compensation

Compensation committee.    Our Compensation Committee is responsible for reviewing and approving the compensation of the CEO, President and the other NEOs. Compensation for our NEOs is established based upon the scope of their responsibilities, experience and individual and company performance. In addition, taking into account the compensation level from their recent prior employment, if applicable. The Compensation Committee’s responsibilities are described in the Section “The Board of Directors and Corporate Governance — Board Committees — Compensation Committee”.

Role of compensation consultant.    Since 2011, the Compensation Committee has retained the services of Pearl Meyer to provide research and consultation around executive compensation. In 2013, Pearl Meyer provided the Compensation Committee with an extensive report that analyzed the company’s total compensation package for named executive officers and compared these results to our industry peer groups. Pearl Meyer found the Company’s total compensation package was below the 50th percentile of the peer group and the Compensation Committee recommended to the Board that NEO compensation should be targeted at the 50th percentile. The comprehensive plan design that was developed and implemented in 2013 has remained in effect in 2014 and 2015. Pearl Meyer provides no other services to the Company and the Compensation Committee determined that Pearl Meyer has no affiliations or relationships with any directors, officers or other employees of the Company that results in a conflict of interest.

In 2015, the Compensation Committee and executive management of the Company determined that since a compensation analysis was performed, and recommendations implemented in 2013 and 2014, there was not a need to perform such review and evaluation in 2015. Therefore, the total executive compensation program would remain substantially the same through 2015. The Compensation Committee plans to work with Pearl Meyer in 2016 to conduct a comprehensive review and evaluation of the Company’s executive compensation program.

Benchmarking.    In connection with its 2013 report and analysis, Pearl Meyer completed and prepared a competitive market analysis of the compensation of the Company’s executives to evaluate base salary, annual cash incentive awards, equity awards and long term incentives. The assessment involved the selection of a peer group for purposes of pay benchmarking, business performance comparison and industry practices and trends to determine if relative pay and relative performance are directionally aligned. In 2013, 2014 and 2015, the following companies were considered the most relevant to our business and comprise our peer group:

JB Hunt	Con-Way**	Arkansas Best
Old Dominion Freight	Hub Group	Ryder System
Werner Enterprises	Landstar System	Knight Transportation *
YRC Worldwide	C.H. Robinson Worldwide	Heartland Express *

*	Added in 2015 based on the recommendation of Pearl Meyer
**	Acquired by XPO Logistics in 2015.

Role of management in determining executive compensation.    While the Compensation Committee reviews and analyzes Company performance and the individual performance of the Chief Executive Officer and President to determine the appropriate level of total compensation for these two named executives, our Chief Executive

Officer and President provide information to the Compensation Committee on our financial performance along with the performance of the other individual executives for consideration in determining the other NEOs’ total compensation. The performance of each executive is formally reviewed each year by the CEO and President. These reviews are shared with the Compensation Committee. Individual performance evaluations are considered a part of the performance metrics set forth above in determining overall value to the Company.

Objectives of our Compensation Programs

The principal objectives of our executive compensation programs are to attract, retain and motivate talented executives, reward strong business results and performance and align the executive’s interests with stockholder interests. The objectives are based on the following core principles, which we explain in greater detail below:

•

Business performance accountability.    Individual compensation is tied to our performance in key areas such as: Revenue Growth xFSR; return on net assets (“RONA”); improvement in leverage ratio; and growth in Adjusted EPS;

•

Individual performance accountability.    Compensation is tied to an individual’s overall performance and assigned responsibilities such that we reward individual contributions to our bottom-line performance;

•

Alignment with stockholder interests.    Awards of long term equity incentives in the form of RSUs, PUs and stock options encourage our executive officers to focus on long term growth and profitability so that executives’ interests are aligned with those of our stockholders;

•	Retention and Competitiveness. Compensation is designed to attract, retain and reward key leaders critical to our success over the long term by providing competitive total compensation; and

•	Reward Productivity. Total compensation is designed to promote and reward the attainment of goals and adherence to Company principles and values.

Our total compensation takes into consideration many factors. However, the overriding goal is to motivate and reward executives for performance that promotes the creation of long-term stockholder value.

Elements of our Compensation Program

In general, our compensation program consists of the following elements:

•	base salary;

•	performance-based annual cash incentives;

•	performance-based equity awards; and

•	long-term incentives designed to promote long-term performance and key employee retention.

Primary benefits for executives include: (i) participation in the Company’s 401(k) plan; (ii) health, dental and vision plans; and (iii) various other insurance plans, including life and disability. All of these benefits are available to all other employees on a nondiscriminatory basis. The Company provides limited perquisites to executives as further described under the heading “Perquisites to our Named Executive Officers”.

Base salary

The Compensation Committee, with the assistance of our Chief Executive Officer and President, annually reviews the base salary of each NEO. If appropriate, adjustments are made to base salaries based upon individual performance. Annual salaries are based on: experience; scope and complexity of the position; responsibilities; peer group comparison; our performance for the fiscal year and subjective evaluation of each executive’s contribution to that Company performance. For 2015, the base salaries of our NEOs were as follows: Mr. Moyes, $636,540; Mr. Stocking, $562,754; Ms. Henkels, $365,790; Mr. Runnels, $273,182; and Mr. Van Kirk, $267,718.

Annual cash incentives.

The Compensation Committee believes annual cash incentives promote superior operational performance, disciplined cost management and increased productivity and efficiency that contribute significantly to positive results for our stockholders. Our compensation structure provides for annual performance incentives linked to our earnings as well as other financial objectives for the year. The compensation structure is intended to compensate our NEOs for achievement of key performance measures. These measures are designed to enhance shareholder value. The annual incentive process involves the following steps:

•	setting target incentives for each individual;

•	establishing our overall performance goals;

•	measuring our actual financial performance against the predetermined goals to determine incentive payouts; and

•	making discretionary judgments and changes to the results, if appropriate.

The steps for the 2015 annual STIP cash payment are described below:

A.	Setting a target incentive.

The Executive Cash Incentive Percentage (“ECIP”) for each NEO is expressed as a percentage of the executive’s base salary. An individual cash incentive award may be adjusted down based on overall team performance, department performance and individual performance. In 2015, each NEO was entitled to receive the following ECIP:

•	up to 90% for Mr. Moyes;

•	75% for Mr. Stocking;

•	60% for Ms. Henkels;

•	50% for Mr. Runnels; and

•	50% for Mr. Van Kirk.

B.	Establishing our performance goals.

For the 2015 STIP, the Compensation Committee, with the assistance and input of management, set company-wide performance goals for the 2015 fiscal year that were approved by the Compensation Committee and the Board in February 2015. These goals were set in order to incentivize management to improve profitability: thereby, increasing long-term stockholder value. The Company’s attainment of specified levels of Adjusted EPS and Revenue Growth xFSR determined the STIP percentage to be paid to the NEOs. Adjusted EPS is weighted at 75% of the total performance goals and Revenue Growth xFSR is weighted at 25% of the total performance goals.

The Company implemented a combination and variable weighting of Adjusted EPS and Revenue Growth xFSR in order to incentivize improvement in those multiple financial indicators most aligned with stockholder interests. If the Company attains both its Adjusted EPS and Revenue Growth xFSR goals for the year (a 100% “Target Level of Attainment”), then each NEO may receive the Target Level of Attainment of the ECIP stated above as their STIP payout. If the Company fails to attain either one or both of the Adjusted EPS or Revenue Growth xFSR goals for the year, then each NEO would receive less than his/her stated ECIP or nothing at all, depending upon the level of attainment achieved for each established goal. If the Company exceeds the Target Level of Attainment for both its annual Adjusted EPS and Revenue Growth xFSR goals, then each NEO can earn up to 200% of his/her ECIP.

Our definition of the non-GAAP measure, Adjusted EPS, starts with (a) income (loss) before income taxes, the most comparable GAAP measure. We add the following items back to (a) to arrive at (b) adjusted income (loss) before income taxes: (i) amortization of the intangibles from the 2007 going-private transactions, (ii) non-cash impairments, (iii) other special non-cash items, (iv) excludable transaction costs, (v) mark-to-market adjustments on our interest rate swaps, recognized in the income statement, and (vi) amortization of previous losses recorded in accumulated other comprehensive income (loss) related to the interest rate swaps we terminated upon our IPO and refinancing transactions in December 2010. We subtract income taxes, at the GAAP effective tax rate from (b) to arrive at (c) adjusted earnings. Adjusted EPS is equal to (c) divided by weighted average diluted shares outstanding.

Annual Adjusted EPS and Revenue Growth xFSR determine the percentage level of attainment and subsequently the ECIP paid to each NEO (see table below). For example, if both the Adjusted EPS and Revenue Growth xFSR equal the Target Level of Attainment ($1.70) for Adjusted EPS and 12% for Revenue Growth xFSR, Mr. Stocking would be entitled to receive the Target/100% of his ECIP, which is 75% of his base salary. If the Company’s Adjusted EPS equals the 200% “Maximum” level of attainment ($1.80 Adjusted EPS) and the Revenue Growth xFSR is at the 200% “Maximum” level of attainment (16% Revenue Growth xFSR), then Mr. Stocking’s ECIP would be based upon a level of attainment payout of 200%. Thus, Mr. Stocking’s ECIP would be 150% of his base salary (75% X 200%) as a cash incentive.

For the 2015 STIP, the Company established and the Compensation Committee and Board approved the following Adjusted EPS and Revenue Growth xFSR goals in February 2015:

	Weighting	Threshold	Step	Target	Stretch	Maximum
Level of Attainment-Percent of ECIP to be paid		50%	75%	100%	150%	200%
Adjusted EPS(1)	75%	$1.55	$1.65	$1.70	$1.75	$1.80
Revenue Growth xFSR(1)	25%	4%	8%	12%	14%	16%

(1)	Adjusted EPS and Revenue xFSR are non-GAAP financial measures that we present to our stockholders in our periodic reports on Form 10-Q and Form 10-K. Information and calculation of the actual amounts disclosed in this table is contained in our 2015 Annual Report on Form 10-K.

C.	Measuring performance.

As defined, 2015 actual Adjusted EPS was $1.49. For 2015, the Compensation Committee further adjusted the actual Adjusted EPS calculation to take into account certain unexpected and unique events that occurred during 2015 that the Compensation Committee considered outside of the Company’s control. These circumstances include the negative impact of litigation that was not related to the Company’s core operations and costs incurred in connection with delayed truck trade-in processing. The Compensation Committee also adjusted actual Adjusted EPS to remove the positive impact on EPS of stock repurchases that occurred during 2015. Adjusted EPS, as further adjusted and described above in this paragraph, was $1.57, which equates to an actual level of attainment of 55%, and a weighted level of attainment of 41.25%. Revenue Growth xFSR for 2015 was 7.0%, which equates to an actual level of attainment of 68.3%, and a weighted level of attainment of 17.1%. Considering Adjusted EPS is weighted at 75% and Revenue Growth xFSR is weighted at 25%, the combined 2015 STIP level of attainment was 58.35% (below Target and above Threshold). The Compensation Committee used its negative discretion to reduce the aggregate STIP payout to the Threshold level (50%) rather than the attainment level of 58.35%. The Compensation Committee considered that although it equitably modified the Adjusted EPS calculation so as not to penalize executives for the unexpected and unique items that occurred during 2015, the Committee did not feel it was equitable for the executives to earn the full bonus resulting from these adjustments and reduced the calculated bonus to the Threshold level payout (50%). As previously disclosed in the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2015, the Board of Directors reduced Jerry Moyes’ STIP award for 2015 to zero. This was a result of certain events and circumstances relating to his non-compliance with the Company’s securities trading policy. In addition, Mr. Van Kirk’s STIP award for 2015 was reduced from the “Threshold” level as a result of the performance of the

Intermodal segment. The table below summarizes the amounts paid to the NEOs for 2015 annual cash incentives:

Executive	Base Salary(1)	Target Cash Incentive Percentage	$ Amount of Cash Incentive at 100% Level of Attainment	2015 Cash Incentive Paid at 50% STIP Level of Attainment(2)	2015 % of Salary at 50% STIP Level of Attainment
Jerry Moyes	$636,540	90%	$572,886	$—	—%
Richard Stocking	$562,754	75%	$422,066	$211,033	37.5%
Virginia Henkels	$365,790	60%	$219,474	$109,737	30.0%
Kenneth Runnels	$273,182	50%	$136,590	$68,295	25.0%
Steven Van Kirk	$267,718	50%	$133,859	$62,000	23.2%

(1)	Reflects base salary as adjusted for 2015 merit increase.

(2)	These amounts were paid in February 2016.

Long-Term Incentive Plan (“LTIP”) for 2015

For the 2015 LTIP, the Company continued with the same principles and metrics as were used in 2013 and 2014, each based on the 2013 Pearl Meyer analysis. A summary of the key equity awards under the LTIP in 2015 include:

•

RSUs — Each RSU represents a contingent right to receive one share of the Company’s Class A common stock. The RSUs vest in equal installments on each of the first three anniversaries of the May 20, 2015 grant date;

•

PUs — Each PU represents a contingent right to receive one share of the Company’s Class A common stock. The PUs vest only if the Company meets specified performance objectives related to RONA and its leverage ratio for a three year fiscal period beginning January 1, 2015 and ending on December 31, 2017; and

•

Stock Options — The stock options have an exercise price equivalent to the closing price on the NYSE of the Company’s Class A common stock on the May 20, 2015 date of grant, $24.84. The Stock Options vest in three equal installments over a three year period beginning with the first anniversary from the grant date.

Vesting of RSUs, PUs and stock options shall automatically accelerate upon a Change of Control (as defined in the award agreements). Other than in connection with a Change in Control, as described above, upon a termination of employment all unvested RSUs, stock options and PUs shall be forfeited by the NEOs.

In May 2015, the Compensation Committee established a total targeted LTIP grant value expressed as a percentage of base salary for each NEO. The Compensation Committee determined for our CEO, 50% of the LTIP would be granted in stock options and 50% of the LTIP would be granted in PUs. For the remaining NEOs, the Compensation Committee allocated approximately 1/3 of the LTIP value to each of the three award types which are stock options, RSUs and PUs. The table below indicates the total 2015 LTIP target values and the allocation of awards for each NEO:

Named Executive Officer	Approximate Target LTIP(1)	Stock Options(2)	RSUs(3)	PUs(4)
Jerry Moyes	235%	101,507	—	30,689
Richard Stocking	175%	44,107	13,379	13,335
Virginia Henkels	100%	16,382	5,103	4,953
Kenneth Runnels	75%	9,176	2,858	2,774
Steven Van Kirk	75%	8,633	2,689	2,610

(1)	Grant value expressed as a percentage of base salary.

(2)	Number of stock options awarded are determined by the percent of the Target LTIP award allocated to stock options and the fair value of each stock option as calculated on the May 20, 2015 grant date using the Black- Scholes-Merton option-pricing model, which uses a number of assumptions to determine the fair value of the options on the grant date.

(3)	Value and number of RSUs awarded are determined by the percent of the Target LTIP to be awarded in the form of RSUs, and the closing price of the Company’s stock on the NYSE on the May 20, 2015 grant date.

(4)	The PUs vest only if the Company meets specified performance objectives related to RONA and its leverage ratio for a three year performance period beginning January 1, 2015 and ending on December 31, 2017. Value and number of PUs awarded are determined by the percent of the Target LTIP to be awarded in the form of PUs and the closing price of the Company’s stock on the NYSE on the May 20, 2015 grant date. The Company believes that it is currently meeting the performance objectives that would result in a vesting of the PU grant.

On May 20, 2015, the Compensation Committee and the Board approved the above awards of stock options, RSUs and PUs (collectively “Equity Incentive Awards”) to NEOs pursuant to our 2014 Omnibus Incentive Plan (the “Plan”).

Individual Agreements with our NEOs

We have not entered into employment, change in control or severance agreements with any of our current NEOs.

2016 Compensation Actions

STIP Arrangements for 2016

For 2016, the Compensation Committee approved a potential cash payout based on the Company achieving a single incentive goal for 2016, Adjusted EPS (100% weighed). The ECIPs for our NEOs in 2016 are set at levels ranging from a threshold of 30% to a maximum of 300%.

2016 LTIP Awards

The Compensation Committee anticipates that the 2016 equity awards will be similar in structure and target award percentage amounts as the 2015 LTIPs. Finalization of the NEO 2016 LTIP is expected to occur in the second quarter of 2016. As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2015, as a result of events and circumstances relating to Jerry Moyes’ non-compliance with the Company’s securities trading policy, the Compensation Committee will take these non-compliance events into consideration when considering equity awards for Mr. Moyes for 2016.

Perquisites to our Named Executive Officers

We do not offer any material perquisites to our named executive officers.

Deductibility of Compensation under Section 162(m) of the Code

Section 162(m) of the Code limits the Company’s deduction for compensation paid to the executive officers named in the Summary Compensation Table, other than the Chief Financial Officer, to $1 million unless certain requirements are met. The Company considers the impact of Section 162(m) when structuring its compensation arrangements. Although the Compensation Committee prefers to maximize the deductibility of compensation under Section 162(m), it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain executive talent to compete successfully and to motivate such executives to achieve the goals inherent in our business strategy, the Compensation Committee may approve compensation to executive officers which exceeds the limits of deductibility. In this regard, certain portions of compensation paid to the NEOs may not be deductible for federal income tax purposes under Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2015.

This report is submitted by the Compensation Committee.

David Vander Ploeg — Chairman

Richard H. Dozer

Glenn Brown

José A. Cárdenas

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference to any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report.

2015 SUMMARY COMPENSATION TABLE

The following table provides information about compensation awarded and earned during 2015, 2014 and 2013 by our CEO, CFO, and the three most highly compensated executive officers (other than the CEO and CFO).

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation ($)(5)	Total ($)
Jerry Moyes(1)	2015	535,759	762,315	762,656	—	9,691	2,070,421
Chief Executive Officer	2014	614,538	726,145	724,014	454,972	2,744	2,522,413
	2013	600,000	704,994	705,006	752,758	2,744	2,765,502

Richard Stocking	2015	560,232	672,518	331,391	211,033	6,104	1,781,278
President and Chief	2014	537,883	621,947	305,431	335,194	5,477	1,805,932
Operating Officer	2013	510,384	595,448	297,724	538,432	10,244	1,952,232

Virginia Henkels	2015	364,151	249,791	123,084	109,737	6,104	852,867
Executive Vice President and	2014	349,624	230,996	113,450	176,716	5,477	876,263
Chief Financial Officer	2013	331,750	216,672	115,078	279,985	10,244	953,729

Kenneth Runnels	2015	271,958	139,899	68,943	68,295	6,344	555,439
Executive Vice President	2014	262,847	129,385	63,543	104,843	5,477	566,095
Fleet Operations	2013	255,192	124,996	66,398	179,477	10,244	636,307

Steven Van Kirk	2015	266,518	131,627	64,863	62,000	6,344	531,352
Executive Vice President	2014	267,296	126,822	63,543	105,320	5,859	568,840
Swift, President Intermodal	2013	250,088	122,511	66,398	112,800	15,597	567,394

(1)	As previously disclosed in Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, Jerry Moyes forfeited 100% of his November and December 2015 salary and the Compensation Committee exercised negative discretion to reduce Mr. Moyes’ cash incentive award to zero as a result of events and circumstances relating to his non-compliance with the Company’s securities trading policy.

(2)	Represents the grant date fair value of award of 50% of target LTIP in the form of PUs for Mr. Moyes and the award of approximately 34% of the target LTIP in the form of RSUs and approximately 33% of the target LTIP in the form of PUs for Mr. Stocking, Ms. Henkels, and Messrs. Runnels and Van Kirk.

(3)	Dollar value represents the aggregate grant date fair value of option awards. The methodology and assumptions used to calculate these values are set forth in Note 17 (Equity and Stock Based Compensation) to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015.

(4)	The amounts for a given year represent the amount of STIP compensation earned in that year, notwithstanding the year in which it was paid. The STIP compensation amounts were calculated based on our actual financial performance for 2013, 2014 and 2015 as compared with established targets. See “Executive Compensation — Compensation Discussion and Analysis — Elements of our Compensation Program — Establishing our performance goals” for further information.

(5)	This column represents all other compensation attributed to the named executive officers for employer 401(k) matches, executive long-term disability insurance, spousal travel benefits, identity theft protection and life insurance benefits, none of which individually exceeded $10,000.

GRANTS OF PLAN-BASED AWARDS IN 2015

The following table provides estimated information about non-equity and equity plan-based awards that were granted to the NEOs in 2015.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of shares of stock or units (#)(3)	All Other Option Awards: Number of Securities Underlying options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and option Awards ($)(5)
		Thres hold ($)	Target (s)	Max ($)	Thres hold (#)	Target (#)	Max (#)
Jerry Moyes		286,443	572,886	1,145,772	—	—	—	—	—	—	—
	5/20/15	—	—	—	15,345	30,689	61,378	—	—	—	762,315
	5/20/15	—	—	—	—	—	—	—	101,507	24.84	762,656

Richard Stocking		211,033	422,066	844,132	—	—	—	—	—	—	—
	5/20/15	—	—	—	6,668	13,335	26,670	—	—	—	331,241
	5/20/15	—	—	—	—	—	—	13,739	—	—	341,277
	5/20/15	—	—	—	—	—	—	—	44,107	24.84	331,391

Virginia Henkels		109,737	219,474	438,948	—	—		—	—	—	—
	5/20/15	—	—	—	2,477	4,953	9,906	—	—	—	123,033
	5/20/15	—	—	—	—	—	—	5,103	—	—	126,759
	5/20/15	—	—	—	—	—	—	—	16,382	24.84	123,084

Kenneth Runnels		68,295	136,590	273,182	—	—	—	—	—	—	—
	5/20/15	—	—	—	1,387	2,774	5,548	—	—	—	68,906
	5/20/15	—	—	—	—	—	—	2,858	—	—	70,993
	5/20/15	—	—	—	—	—	—	—	9,176	24.84	68,943

Steven Van Kirk		66,930	133,859	267,718	—	—	—	—	—	—	—
	5/20/15	—	—	—	1,305	2,610	5,220	—	—	—	64,832
	5/20/15	—	—	—	—	—	—	2,689	—	—	66,795
	5/20/15	—	—	—	—	—	—	—	8,633	24.84	64,863

(1)	Represents the potential value of 2015 STIP payouts based upon the ECIP for each NEO and the Company achieving certain Levels of Attainment for 2015 for Adjusted EPS and Revenue Growth xFSR goals as set forth in the CD&A under the heading “Executive Compensation — Compensation Discussion and Analysis — Elements of our Compensation Program — Establishing our performance goals”. These Levels of Attainment/ goals were approved by the Compensation Committee and the Board in January 2015. The Company paid 2015 STIP cash at the 50% level of attainment which is the “Threshold” and is more specifically set forth the table on page 30 of this Proxy Statement.

(2)	These columns represent PUs that vest only if the Company meets its specified performance objectives related to RONA and its leverage ratio for a three year fiscal period beginning January 1, 2015 and ending on December 31, 2017. Each PU represents a contingent right to receive one share of the Company’s Class A common stock. For further information about these PU awards, see “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentive Plan (“LTIP”) for 2015.”

(3)	This column represents time-based RSUs that vest in equal installments on each of the first three anniversaries of the grant date. Each RSU represents a contingent right to receive one share of the Company’s Class A common stock.

(4)	This column represents stock options that vest in three equal installments over a three year period beginning with the first anniversary from the award date.

(5)	Value of option awards are determined by each NEO’s Target LTIP, the percent of the Target LTIP to be awarded in the form of stock options and the fair value of each stock option grant as estimated on the date of grant using the Black-Scholes-Merton option-pricing model that uses a number of assumptions to determine the fair value of the options on the grant date. The value and number of RSUs and PUs awarded are determined by each NEO’s Target LTIP, the percent of the Target LTIP that is to be awarded in the form of RSUs and PUs, and the closing price of the Company’s stock on the NYSE on the grant date. The grant date fair value of the PUs is equal to the dollar amount of the “Target” award. On the grant date for these awards, the Company estimated that it was probable that the performance conditions necessary to earn the “Target” award would be satisfied. If the maximum performance level is achieved, the grant date fair value of the 2015 PUs for Messrs. Moyes and Stocking, Ms. Henkels and Messrs. Runnels and Van Kirk would be: $1,524,630; $662,483; $246,065; $137,812; and $133,590, respectively.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

The following table provides information on the current holdings of equity of the NEOs. This table includes unexercised and unvested options and unvested RSUs and PUs as of December 31, 2015. Each equity grant is shown separately for each NEO.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Equity Number of RSU’s That Have Not Vested (#)(2)	Market Value of RSU’s That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned PUs That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value of Unearned PUs That Have Not Vested ($)(4)
Jerry Moyes	88,180	44,090	13.36	2/22/2023	—	—	114,623	1,584,090
	26,746	53,492	23.30	5/6/2024	—	—	—	—
	—	101,507	24.84	5/20/2025	—	—		—
Richard Stocking	80,000	—	11.00	10/16/2017	30,047	415,250	48,313	667,686
	40,000	—	8.61	12/31/2019	—	—	—	—
	32,000	—	8.80	2/28/2020	—	—	—	—
	36,481	18,241	13.36	2/22/2023	—	—	—	—
	11,283	22,566	23.30	5/6/2024	—	—	—	—
	—	44,107	24.84	5/20/2025	—	—	—	—
Virginia Henkels	78,000	—	11.00	8/27/2018	11,160	154,231	17,945	248,000
	24,000	—	8.80	2/28/2020	—	—	—	—
	13,550	6,775	13.36	2/22/2023	—	—	—	—
	4,191	8,382	23.30	5/6/2024	—	—	—	—
	—	16,382	24.84	5/20/2025	—	—	—	—
Kenneth Runnels	120,000	—	11.00	8/27/2018	6,297	87,025	10,187	140,784
	24,000	—	8.80	2/28/2020	—	—	—	—
	7,817	3,909	13.36	2/22/2023	—	—	—	—
	2,347	4,695	23.30	5/6/2024	—	—	—	—
	—	9,176	24.84	5/20/2025	—	—	—	—
Steven Van Kirk	7,661	3,831	13.36	2/22/2023	6,060	83,749	9,876	136,486
	2,300	4,601	23.30	5/6/2024	—	—	—	—
	—	8,633	24.84	5/20/2025	—	—	—	—

(1)	Unvested and unexercisable stock options. Effective vesting dates are noted below.

Name	Option Shares Vesting	Grant Date	Vesting Date	Exercise Price
Jerry Moyes	44,090	2/22/2013	2/22/2016	13.36
	26,746	5/6/2014	5/6/2016	23.30
	26,746	5/6/2014	5/6/2017	23.30
	33,835	5/20/2015	5/20/2016	24.84
	33,836	5/20/2015	5/20/2017	24.84
	33,836	5/20/2015	5/20/2018	24.84
Richard Stocking	18,241	2/22/2013	2/22/2016	13.36
	11,283	5/6/2014	5/6/2016	23.30
	11,283	5/6/2014	5/6/2017	23.30
	14,702	5/20/2015	5/20/2016	24.84
	14,702	5/20/2015	5/20/2017	24.84
	14,703	5/20/2015	5/20/2018	24.84

Name	Option Shares Vesting	Grant Date	Vesting Date	Exercise Price
Virginia Henkels	6,775	2/22/2013	2/22/2016	13.36
	4,191	5/6/2014	5/6/2016	23.30
	4,191	5/6/2014	5/6/2017	23.30
	5,460	5/20/2015	5/20/2016	24.84
	5,461	5/20/2015	5/20/2017	24.84
	5,461	5/20/2015	5/20/2018	24.84
Kenneth Runnels	3,909	2/22/2013	2/22/2016	13.36
	2,347	5/6/2014	5/6/2016	23.30
	2,348	5/6/2014	5/6/2017	23.30
	3,058	5/20/2015	5/20/2016	24.84
	3,059	5/20/2015	5/20/2017	24.84
	3,059	5/20/2015	5/20/2018	24.84
Steven Van Kirk	3,831	2/22/2013	2/22/2016	13.36
	2,300	5/6/2014	5/6/2016	23.30
	2,301	5/6/2014	5/6/2017	23.30
	2,877	5/20/2015	5/20/2016	24.84
	2,878	5/20/2015	5/20/2017	24.84
	2,878	5/20/2015	5/20/2018	24.84

(2)	RSUs are time-vested. Each RSU represents a contingent right to receive one share of the Company’s Class A common stock. The RSUs vest in equal installments on each of the first three anniversaries of the date of grant. Effective vesting dates are noted below.

Name:	RSU Shares Vesting	Grant Date	Vesting Date
Jerry Moyes	—	N/A	N/A
Richard Stocking	7,277	2/22/2013	2/22/2016
	4,515	5/6/2014	5/6/2016
	4,516	5/6/2014	5/6/2017
	4,579	5/20/2015	5/20/2016
	4,580	5/20/2015	5/20/2017
	4,580	5/20/2015	5/20/2018
Virginia Henkels	2,703	2/22/2013	2/22/2016
	1,677	5/6/2014	5/6/2016
	1,677	5/6/2014	5/6/2017
	1,701	5/20/2015	5/20/2016
	1,701	5/20/2015	5/20/2017
	1,701	5/20/2015	5/20/2018
Kenneth Runnels	1,560	2/22/2013	2/22/2016
	939	5/06/2014	5/06/2016
	940	5/06/2014	5/06/2017
	952	5/20/2015	5/20/2016
	953	5/20/2015	5/20/2017
	953	5/20/2015	5/20/2018
Steven Van Kirk	1,529	2/22/2013	2/22/2016
	921	5/6/2014	5/6/2016
	921	5/6/2014	5/6/2017
	896	5/20/2015	5/20/2016
	896	5/20/2015	5/20/2017
	897	5/20/2015	5/20/2018

(3)	PUs are performance and time-vested. The PUs vest only if the Company meets specified performance objectives relate to RONA and its leverage ratio for the respective three year fiscal performance period as noted below.

	PU Shares Vesting	Three Year Performance Period Ending
Jerry Moyes	52,769	12/31/2015
	31,165	12/31/2016
	30,689	12/31/2017
Richard Stocking	21,831	12/31/2015
	13,147	12/31/2016
	13,335	12/31/2017
Ginnie Henkels	8,109	12/31/2015
	4,883	12/31/2016
	4,953	12/31/2017
Ken Runnels	4,678	12/31/2015
	2,735	12/31/2016
	2,774	12/31/2017
Steven Van Kirk	4,585	12/31/2015
	2,681	12/31/2016
	2,610	12/31/2017

(4)	Values are based on the closing market price of $13.82 on December 31, 2015.

OPTION EXERCISES AND STOCK VESTED IN 2015

In 2015, no NEOs exercised stock options. The following NEOs had the following RSUs vest:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Acquired on Vesting ($)
Richard Stocking	11,792	313,739
Virginia Henkels	4,380	116,535
Kenneth Runnels	2,498	66,523
Steven Van Kirk	2,448	65,192

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE(1)
Jerry Moyes	—	—	—	—	—
Richard Stocking	—	—	—	—	—
Virginia Henkels	168,212	—	(3,865)	—	164,347
Kenneth Runnels	—	—	—	—	—
Steven Van Kirk	30,730	—	(859)	—	43,041

(1)	These amounts reflect compensation the NEOs earned in our 2015 fiscal year that they have voluntarily deferred. For each identified NEO, all amounts reported as contributions in the last fiscal year are included as compensation earned in the Summary Compensation Table for 2015 in the Salary and Non-Equity Incentive Plan Compensation columns. In addition, all of the amounts, exclusive of cumulative earnings/losses, reported in the aggregate balance at fiscal year were reported as compensation to the NEO in our Summary Compensation Table in 2015 and prior years.

(2)	The Company does not provide matching contributions.

(3)	These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the Summary Compensation Table.

The Company maintains the Deferred Compensation Plan (“DCP”), which is a non-qualified deferred compensation plan, for executive officers and certain other employees the opportunity to defer future salary and bonus payments. Participants may elect to defer up to 75% of their future compensation, consisting of base salary and/or bonus. Amounts deferred under the DCP are credited with investment earnings and losses as if such amounts were actually invested in one or more investment options selected by the participants. The investment options offered currently include money market funds, bond funds, blended funds and stock funds. Participants are fully vested in the amounts deferred under the DCP at all times. Payment options include a lump sum or annual installment payments over a specified period of time not to exceed ten years. The DCP is intended to comply with Section 409A of the Internal Revenue Code which means, among other things, that payment to certain employees in connection with a separation from service may not be made until six months after separation.

Directors are not eligible to participate in the DCP. The participants’ accounts in the DCP are unfunded obligations of the Company and any life insurance policies, annuity contracts or other property held by the Company to assist it in satisfying its obligations to participants in the DCP will remain part of the general assets of the Company. For all purposes, participants in the DCP shall be treated as general unsecured creditors of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We do not currently have employment, change-in-control or severance agreements with any of our NEOs.

As described under the heading “Executive Compensation — Compensation Discussion and Analysis — Elements of our Compensation Program — Long Term Incentive Plan (“LTIP”) for 2015, pursuant to the NEOs individual award agreements, stock options and RSUs granted to the NEOs all vest upon a change-in-control of Swift. Any PUs that were granted under the Company’s 2007 Omnibus Plan only vest upon a change in control that occurs after two years from the date of grant and the Company has met the specified performance objectives for the two fiscal years prior to the Change of Control. Any PUs that were granted under the Company’s 2014 Omnibus Plan will be deemed to be fully earned at the target level of performance upon a change-in-control and shall immediately vest. Assuming a change-in-control occurred on December 31, 2015, and based on a closing price of $13.82 per share of our common stock on the NYSE on December 31, 2015, the value of unvested stock options, RSUs and the PUs that were issued for our NEOs would be as follows:

	Option Awards		RSU Awards		PU Awards
Name	Unvested Options (#)	Intrinsic Value of Unvested Options ($)	(#)	($)	(#)	($)	Total Value Upon Change in Control ($)
Jerry Moyes	199,089	20,281	—	—	114,623	1,584,090	1,604,371
Richard Stocking	84,914	8,391	29,687	410,274	48,313	667,686	1,086,351
Virginia Henkels	31,539	3,117	11,160	154,231	17,945	248,000	405,348
Kenneth Runnels	17,780	1,798	6,297	87,025	10,187	140,784	229,607
Steven Van Kirk	17,065	1,762	6,060	83,749	9,876	136,486	221,997

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our Class A common stock and Class B common stock as of March 28, 2016 for:

•	all of our named executive officers and directors as a group;

•	each of our named executive officers;

•	each of our directors; and

•	each beneficial owner of more than 5% of any class of our outstanding shares.

The percentage of beneficial ownership of our common stock is based on 50,991,938 shares of Class B common stock issued and outstanding and 84,901,982 shares of Class A Common Stock issued and outstanding for a total of 135,893,920 shares of common stock issued and outstanding as of March 28, 2016.

		Shares Beneficially Owned
Name and Address of Beneficial Owner(1)(2)	Class of Common Stock	# of Shares	Percent of Class A Common Stock(3)	Percent of Total Common Stock(4)	Percent of Total Voting Power(5)
Named Executive Officers and Directors:
Jerry Moyes(6)(7)	B	50,991,938	—	37.5%	54.6%
Jerry Moyes(8)	A	9,606,749	11.3%	7.1%	5.1%
Richard Stocking(9)	A	299,275	*	*	*
Virginia Henkels(10)	A	167,525	*	*	*
Steven Van Kirk(11)	A	30,586	*	*	*
Kenneth Runnels(12)	A	171,607	*	*	*
Richard H. Dozer(13)	A	17,240	*	*	*
David Vander Ploeg(14)	A	19,240	*	*	*
Glenn Brown(15)	A	40,240	*	*	*
William F. Riley, III(23)	A	12,780	*	*	*
José A. Cárdenas(24)	A	6,828	*	*	*
All NEOs and directors as a group (10 persons)	A&B	61,364,008	N/A	44.9%	59.8%
Other 5% Stockholders Moyes Affiliated Holdings
M Capital Group Investors, LLC(16)	B	14,658,799	—	10.8%	15.7%
M Capital Group Investors II, LLC(17)	B	26,213,049	—	19.3%	28.1%
Cactus Holding Company, LLC(18)	B	3,300,000	—	2.4%	3.5%
Cactus Holding Company, II, LLC(19)	B	6,820,090	—	5.0%	7.3%
Cactus Holding Company, II, LLC(19)	A	9,351,477	11.0%	6.9%	5.0%
Other Unaffiliated Third Party Holdings
Wellington Management Group, LLP(20) 280 Congress St. Boston, MA 02210	A	12,192,818	14.4%	9.0%	6.5%
Black Rock, Inc.(21) 40 East 52nd Street New York, NY 10022	A	6,149,820	7.2%	4.5%	3.3%
The Vanguard Group(22) 100 Vanguard Blvd. Malvern, PA 19355	A	6,006,377	7.1%	4.4%	3.2%
Balyasny Asset Management, L.P. 181 West Madison, Suite 3600, Chicago IL 60602(25)	A	5,721,294	6.7%	4.2%	3.1%
Impala Asset Management LLC 107 Cherry Street New Canaan, CT 06840(26)	A	4,763,362	5.6%	3.5%	2.5%
Invesco Ltd. 1555 Peachtree Street NE Suite 1800 Atlanta, GA 30309(27)	A	5,291,271	6.2%	3.9%	2.8%
FMR LLC 245 Summer Street Boston, MA 02210(28)	A	5,717,106	6.7%	4.2%	3.1%

*	Represents less than 1% of the outstanding shares of our common stock or less than 1% of the voting power.

(1)	Except as otherwise indicated, addresses are c/o Swift, 2200 South 75th Avenue, Phoenix, Arizona 85043.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 28, 2016 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

(3)	Represents the percentage of only Class A shares of common stock outstanding.

(4)	Represents the percentage of total shares of outstanding Class A common stock and Class B common stock.

(5)	Percent of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to two votes per share of Class B common stock on all matters submitted to our stockholders for a vote.

(6)	Consists of Class B shares owned as follows (i) 14,658,799 Class B shares owned by M Capital Group Investors, LLC (a Delaware limited liability company) over which Mr. and Mrs. Moyes have sole voting and dispositive power; (ii) 26,213,049 Class B shares owned by M Capital Group Investors, II, LLC (a Delaware limited liability company) over which Mr. and Mrs. Moyes have sole voting and dispositive power; (iii) 3,300,000 Class B shares owned by Cactus Holding Company, LLC (an Alaska limited liability company) over which Mr. and Mrs. Moyes have sole voting and dispositive power, and (iv) 6,820,090 Class B shares owned by Cactus Holding Company, II, LLC, an Alaska limited liability company (“Cactus II”) over which Mr. and Mrs. Moyes have sole voting and dispositive power. 6,685,090 Cactus II Class B shares and 2,590,077 of the Cactus II Class A shares have been pledged to secure loans to Cactus II. Notwithstanding the pledge of any shares, Mr. Moyes retains voting power of all shares.

(7)	Concurrently with our initial public offering in December 2010: Mr. Moyes; Jerry and Vickie Moyes, jointly; the Jerry and Vickie Moyes Family Trust; and various Moyes children’s trusts completed a private placement by a newly formed, unaffiliated trust (the “Trust”) of $262.3 million of its mandatory common exchange securities (the “2010 METs”). Subject to certain exceptions, the Trust’s securities were exchangeable into shares of our Class A common stock or alternatively to be settled in cash equal to the value of those shares of Class A common stock approximately three years following December 15, 2010, the closing date of the 2010 METs. In connection with the 2010 METs, 23,846,364 Class B shares held by: Jerry Moyes; Jerry and Vickie Moyes, jointly; the Jerry and Vickie Moyes Family Trust; and various Moyes children’s trusts were pledged to the Trust. As a consequence of the 2010 METs expiring in December 2013, on October 29, 2013, an affiliate of Mr. Moyes (“M Capital II”) entered into a variable prepaid forward contract (the “VPF Contract”) with Citibank, N.A. (“Citibank”) that was intended to facilitate settlement of and replace the 2010 METS. This transaction (the “VPF Transaction”) effectively replaced the 2010 METS with the VPF Contract and allowed the parties to the 2010 METS transaction to satisfy their obligations under the 2010 METS (as contemplated by their terms) without reducing the number of shares owned by these parties. The VPF Transaction also allows Mr. Moyes and certain of his affiliates, through their ownership of M Capital II, to participate in future price appreciation of the Company’s Common Stock within defined levels, and retain the voting power of the shares collateralized to secure the VPF Contract as described below. Under the VPF Contract, M Capital II was obligated to deliver to Citibank a variable amount of stock or cash during two twenty trading day periods beginning on January 4, 2016, and July 5, 2016, respectively, although one tranche of the VPF Contract, involving 13,700,000 shares, was extended on October 30, 2015 to expire over three trading days in November 2016. In connection with the VPF Transaction, 25,994,016 shares of Class B Common Stock are collateralized in favor of Citibank to secure M Capital II’s obligations under the VPF Contract. Also on October 30, 2015, Cactus Holding Company LLC (“Cactus I”) entered into a new VPF Contract involving 3,300,000 shares of Class B Common Stock with an affiliate of Citibank that will expire over three trading days in November 2016.

(8)

Consists of: (a) 2,590,077 Class A shares of common stock owned by Cactus II over which Mr. and Mrs. Moyes have sole voting and dispositive power and all of which have been pledged to secure loans to Cactus II;

(b) 219,597 shares of Class A common stock underlying stock options that are vested or exercisable within 60 days of March 28, 2016; (c) 6,761,400 shares of Class A common stock Cactus II has the right to acquire within 60 days of March 28, 2016 pursuant to a sale and repurchase agreement; and (d) 35,675 shares of Class A common stock owned by Jerry Moyes over which Mr. Moyes has sole voting and dispositive power.

(9)	For Mr. Stocking, includes: 17,083 shares of Class A common stock; 199,764 shares of Class A common stock underlying stock options that are currently exercisable; 44,226 shares of Class A common stock underlying stock options that are exercisable within 60 days of March 28, 2016; and 38,202 RSUs and PUs that are vested or will vest within 60 days of March 28, 2016.

(10)	For Ms. Henkels, includes: 17,168 shares of Class A common stock; 119,741 shares of Class A common stock underlying stock options that are currently exercisable; 16,426 shares of Class A common stock underlying stock options that are exercisable within 60 days of March 28, 2016; and 14,190 RSUs and PUs that are vested or will vest within 60 days of March 28, 2016.

(11)	For Mr. Van Kirk, includes: 3,686 shares of Class A common stock; 9,961 shares of Class A common stock underlying stock options that are currently exercisable; 9,008 shares of Class A common stock underlying stock options that are exercisable within 60 days of March 28, 2016; and 7,931 RSUs and PUs that are vested or will vest within 60 days of March 28, 2016.

(12)	For Mr. Runnels, includes: 154,164 shares of Class A common stock underlying stock options that are currently exercisable; 9,314 shares of Class A common stock underlying stock options that are exercisable within 60 days of March 28, 2016; and 8,129 RSUs and PUs that are vested or will vest within 60 days of March 28, 2016.

(13)	For Mr. Dozer, includes: 4,000 shares of Class A common stock underlying stock options beneficially owned that are currently exercisable; and 13,240 shares of Restricted Class A common stock for which the person has the power to vote.

(14)	For Mr. Vander Ploeg, includes: 4,000 shares of Class A common stock underlying stock options beneficially owned that are currently exercisable; and 15,240 shares of Restricted Class A common stock for which the person has the power to vote.

(15)	For Mr. Brown, includes: 27,336 shares of Class A common stock; and 12,904 shares of Restricted Class A common stock for which the person has the power to vote.

(16)	Consists of 14,658,799 Class B shares owned by M Capital Group Investors, LLC (a Delaware limited liability company) over which Mr. and Mrs. Moyes have sole voting and dispositive power. These shares are also included in the beneficial ownership of Mr. Moyes.

(17)	Consists of 26,213,049 shares of Class B common stock owned by M Capital Group Investors II, LLC (a Delaware limited liability company) over which Mr. and Mrs. Moyes have sole voting and dispositive power. 25,994,016 of these shares are collateralized in favor of Citibank to secure M Capital II’s obligations under the VPF Contract referenced in footnote 7. These shares are also included in the beneficial ownership of Mr. Moyes.

(18)	Consists of 3,300,000 shares of Class B common stock owned by Cactus Holding Company, LLC (an Alaska limited liability company) over which Mr. and Mrs. Moyes have sole voting and dispositive power. These shares are pledged in favor of an affiliate of Citibank to secure Cactus I’s obligations under the Cactus VPF.

(19)	Consists of (a) 6,820,090 shares of Class B common stock, of which 6,685,090 shares are pledged by Cactus II for loans to Cactus II; (b) 2,590,077 shares of Class A common stock, all of which are pledged by Cactus II for loans to Cactus II; and (c) 6,761,400 shares Cactus II has the right to acquire within 60 days of March 28, 2016, pursuant to a sale and repurchase agreement. With the exception of the shares noted in the preceding clause (c), all shares are owned by Cactus II, LLC (a Delaware limited liability company) and Mr. and Mrs. Moyes have sole voting and dispositive power over such shares. These shares are also included in the beneficial ownership of Mr. Moyes.

(20)	Wellington Management Group, LLP Schedule 13G/A filed on February 16, 2016, reports beneficial ownership of shared voting power over 8,709,940 shares of Class A common stock, shared dispositive power over 12,192,818 shares of Class A common stock, and an aggregate amount of Class A common stock beneficially owned of 12,192,818.

(21)	Black Rock, Inc. Schedule filed on December 8, 2015 reports beneficial ownership of sole voting power over 5,776,227 shares of Class A common stock and sole dispositive power over 6,149,820 shares of Class A common stock and an aggregate amount of Class A common stock beneficiary owned of 6,149,820.

(22)	The Vanguard group Schedule 13G/A filed on February 10, 2016 reports: beneficial ownership of: sole voting power over 194,454 shares of Class A common stock; sole dispositive power over 5,811,923 shares of Class A common stock; shared dispositive power over 194,454 of Class A common stock; and an aggregate amount of Class A common stock beneficially owned of 6,006,377.

(23)	For Mr. Riley, includes: 8,000 shares of Class A common stock; and 4,780 shares of Restricted Class A common stock for which the person has the power to vote.

(24)	For Mr. Cardenas, includes 6,828 shares of Restricted Class A common stock for which the person has the power to vote.

(25)	The Balyasny Asset Management L.P. (“BAM”) Form 13G/A dated February 16, 2016 reports beneficial ownership of sole voting and sole dispositive power over: 5,721,294 shares of Class A common stock; and an aggregate amount of Class A common stock beneficially owned of 5,721,294 shares, which ownership is held by various funds and entities for which BAM serves as investment manager. The Form 13G/A also reports that Dmitry Balyasny may deemed by virtue of his position has the sole managing member of the general partner of BAM to beneficially own the 5,721,294 shares of Class A common stock.

(26)	The Impala Asset Management LLC Form 13G dated February 12, 2016 reports beneficial ownership of sole voting and sole dispositive power over: 4,763,362 shares of Class A common stock; and an aggregate amount of Class A common stock beneficially owned of 4,763,362 shares.

(27)	The Invesco Ltd. Form 13G dated February 12, 2016 reports beneficial ownership of sole voting and sole dispositive power over: 5,291,271 shares of Class A common stock; and an aggregate amount of Class A common stock beneficially owned of 5,291,271 shares.

(28)	The FMR LLC Form 13G dated December 31, 2015 reports beneficial ownership of sole voting power over: 67,375 shares of Class A common stock; sole dispositive power over 5,717,106 shares; and an aggregate amount of Class A common stock beneficially owned of 5,717,106 shares.

PROPOSAL NO. 2:

ADVISORY VOTE ON THE COMPENSATION OF SWIFT’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, (“Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. Accordingly, we are providing a vote on the resolution set forth below as required by the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934.

As discussed in our CD&A, the principal objectives of our executive compensation program is to attract, retain and motivate talented executives by rewarding strong business results and performance. This is done through the alignment of the executive’s interests with stockholder interests. The objectives are based on the certain core principles that we explain in greater detail in the CD&A section of this proxy statement.

At the Company’s 2015 Annual Meeting of Stockholders more than 99% of the votes cast (excluding abstentions and broker non-votes) were in favor of the non-binding proposal on executive compensation. The Compensation Committee considered this a favorable outcome from stockholders and believes it reflects an endorsement of our compensation policies and philosophy. At the 2016 Annual Meeting of Stockholders, we will again hold an advisory vote to approve executive compensation. The Compensation Committee will continue to consider the results from this year’s as well as future advisory votes on executive compensation.

We believe that the Company’s executive compensation program has been effective in incentivizing the achievement of our past results. We are asking our stockholders to indicate their support for our named executive officers compensation as described in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives you as a stockholder the opportunity to express your views regarding our fiscal year 2015 executive compensation policies and practices for named executive officers. The vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of Swift Transportation Company approve, on an advisory basis, the compensation paid to the named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, compensation tables and related narrative discussion in the Company’s proxy statement for the 2016 Annual Meeting of Stockholders.

Although this is an advisory vote that will not be binding on the Compensation Committee, or the Board, the Committee will carefully review the results of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE

FOR

PROPOSAL TWO

PROPOSAL NO. 3:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

KPMG LLP audited Swift’s annual financial statements for the fiscal year ended December 31, 2015. The Audit Committee has appointed KPMG LLP to be Swift’s independent registered public accounting firm for the fiscal year ending December 31, 2016. The stockholders are asked to ratify this appointment at the Annual Meeting. Representatives of KPMG LLP will be present at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they so desire.

Policies Regarding Independent Auditor

The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm. The Audit Committee preapproves all audit services and non- audit services to be provided to Swift by its independent registered public accounting firm. The Audit Committee may delegate preapproval authority to one or more of its members. The member(s) to whom such authority is delegated must report, for informational purposes only, the preapproval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee may pre-approve for up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services. The Audit Committee must be informed about each such service that is actually provided, with reasonable detail, so that it may approve any expenses. In cases where a service is not covered by one of those approvals, the service must be specifically preapproved by the Audit Committee or a delegated member thereof.

Each audit, or non-audit, service that is approved by the Audit Committee will be reflected in a written engagement letter specifying the services to be performed and the cost of such services. This approval will be signed by either a member of the Audit Committee or by an officer of Swift authorized by the Audit Committee to sign on behalf of Swift.

The Audit Committee will not approve any prohibited, non-audit service or any non-audit service that individually, or in the aggregate, may impair the independence of the independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required For Ratification

The Audit Committee is responsible for selecting Swift’s independent registered public accounting firm. Accordingly, stockholder approval is not required to appoint KPMG LLP as Swift’s independent registered public accounting firm for fiscal year 2016. However, the Board believes that submitting the appointment of KPMG LLP to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE

FOR

PROPOSAL THREE

AUDIT COMMITTEE REPORT

The Audit Committee, which was established in accordance with section 3(a)(58)(A) of the Exchange Act, is composed of: Richard H. Dozer (Chairman); David Vander Ploeg; Glenn Brown and José A. Cárdenas. The Board has determined that all members of the Audit Committee satisfy the independence listing standards of the NYSE and the SEC, as well as possess the requisite knowledge in financial matters, to sit as a member of the Audit Committee. The Board has also made the determination that Messrs. Dozer and Vander Ploeg each has the attributes of an audit committee financial expert as defined by SEC requirements. Information about Messrs. Dozer and Vander Ploeg’s past business and educational experience is included in his respective biography in this proxy statement under the caption Proposal No. 1: Election of Directors.

The Audit Committee assists the Board in its oversight of Swift’s financial reporting process. The Audit Committee’s responsibilities are more fully described in its charter available at www.swifttrans.com.

Management has the primary responsibility for the financial statements and the financial reporting process including internal control over financial reporting. Swift’s independent registered public accounting firm is responsible for performing an audit of Swift’s consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with United States generally accepted accounting principles. The independent registered public accounting firm also is responsible for performing an audit of, and expressing an opinion on, the effectiveness of Swift’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements for the fiscal year ended December 31, 2015, including a discussion of, among other things:

•	the acceptability and quality of the accounting principles;

•	the reasonableness of significant accounting judgments and critical accounting policies and estimates;

•	the clarity of disclosures in the financial statements; and

•	the adequacy and effectiveness of Swift’s financial reporting procedures, disclosure controls and procedures and internal control over financial reporting.

The Audit Committee discussed with the independent registered public accounting firm: (i) the audited consolidated financial statements for the fiscal year ended December 31, 2015; (ii) the firm’s judgments as to the acceptability and quality of Swift’s accounting principles; and (iii) other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including those matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T.

In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm the firm’s independence.

The Audit Committee discussed with Swift’s internal audit department and the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss: the results of their examinations; their evaluations of Swift’s internal controls; and the overall quality of Swift’s financial reporting.

In reliance on the reviews and discussions referred to above, and the receipt of an unqualified opinion from KPMG LLP dated February 22, 2016, with respect to the consolidated financial statements of Swift as of and for the fiscal year ended December 31, 2015, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Swift’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The Audit Committee regularly reviews with the General Counsel, and internal audit, any complaints received pursuant to the Company’s Whistleblower Policy (the “Policy”) and is responsible for: (i) overseeing compliance with the Policy; and (ii) reviewing any investigations that were conducted with respect to the policy.

This report is submitted by the Audit Committee.

Richard H. Dozer — Chairman

David Vander Ploeg

Glenn Brown

José A. Cárdenas

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.

AUDIT AND NON AUDIT FEES

Audit Fees

The aggregate fees billed to Swift by KPMG LLP for 2015 and 2014 for professional services rendered for the audit of Swift’s annual financial statements for fiscal years 2015 and 2014 and the reviews of the financial statements included in Swift’s quarterly reports were $1,774,291 and $1,723,000 respectively.

Audit Related Fees

There were no audit related fees.

Tax Fees

The aggregate fees billed to Swift by KPMG LLP in 2015 and 2014 for professional services rendered for tax compliance, tax advice and tax planning were $91,884 and $133,567 respectively.

All Other Fees

Swift was not billed by KPMG, LLP in 2015 and 2014 for any products and services provided, other than the services reported in the preceding two paragraphs.

Pre-Approval Policy for Audit and Non Audit Fees

All audit and non-audit services performed by our independent auditors are pre-approved by the Audit Committee. The respective approving parties concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee may delegate preapproval authority to one or more of its members. The member(s) to whom such authority is delegated must report, for informational purposes only, the preapproval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL NO. 4:

STOCKHOLDER PROPOSAL REGARDING DEVELOPMENT OF A RECAPITALIZATION PLAN

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001, which represents that it owns 325 shares of the Company’s common stock, has notified the Company that the following resolution is to be presented at the Annual Meeting:

RESOLVED, that stockholders of Swift Transportation Company (the “Company” or “Swift”), request that the Board of Directors retain an investment banker to develop a plan for recapitalization to result in one vote per share for all outstanding common stock.

SUPPORTING STATEMENT:

According to Swift’s 2015 proxy, the Company had 142,456,040 shares of common stock outstanding. Holders of the 91,464,102 shares of Class A common stock, 64% of the Company’s equity base, have one vote per share, while holders of the 50,991,938 shares of non-trading Class B common stock, have two votes per share. CEO Jerry Moyes and certain associates (“Moyes’ Holdings”), own a minority stake in the Company — (37.7% of total common stock, including all Class B shares and 1.9% Class A shares) — yet enjoy majority control with 54.1% voting power.

A 2008 study by Harvard’s Paul Gompers et al (http://bit.ly/lauJyg0), found that dual-class structures with disparate voting rights were correlated with lower firm value and cautioned that a majority owner “can rationally choose to sacrifice some firm value in order to maintain private benefits of control.”

Swift’s 2015 Annual Report (10-K) acknowledged that the dual-class structure, “may adversely affect the trading price for our Class A common stock” and that Moyes and his Affiliates “can exert significant influence over our management and affairs and matters requiring stockholder approval ….”

Swift’s 2015 Form 10-K disclosed more than a million dollars in board approved, related party transactions between Swift and Moyes-controlled entities.

Swift’s 2015 proxy disclosed that CEO Moyes (“Moyes Holdings”) had pledged approximately 8 million shares, or 14.8%, of total holdings for margin loans as of March 18, 2015.

In addition, in 2013, Moyes and certain related parties refinanced a 3-year term loan made in conjunction with the Company’s IPO increasing the number of Class B shares pledged from 23.8 million to 25.9 million. Together with the 8 million shares pledged for margin loans, Moyes and Associates have pledged 63% of total holdings or 24% of all outstanding common stock. Because Swift’s trading policy only limits the number of shares that can be pledged for margin loans, it does not, in our opinion, adequately protect public shareholders from the material risk posed by Moyes’ total pledging.

The material risk and potential for conflicts of interest posed by the pledging caused the country’s largest proxy advisor, ISS, to recommend that shareholders vote against all members of Swift’s Audit Committee for the past three years. ISS also recommended a vote in favor of this resolution in 2015 and 2014. The proposal received 82% support in 2015 and 79.2% support in 2014, from all publicly traded Class A shares (institutional shareholders cannot purchase Class B shares).

We believe the current dual-class stock structure makes it difficult for the Board to oversee Moyes’ stewardship of the Company for the benefit of all shareholders.

We thus urge the Board to retain an investment banking firm to make appropriate recommendations about methods to move towards creating a single class of common stock.

THE BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The Board believes that retaining the dual class capital structure is in the best interest of the Company and its stockholders and unanimously recommends that stockholders vote AGAINST this proposal for the following reasons:

The Company’s current capital structure, with both Class A common stock and Class B common stock outstanding, has been in place since the Company’s initial public offering in 2010. Accordingly, each stockholder purchasing shares of the Company’s Class A common stock has had notice of this capital structure, and we believe many stockholders are attracted to the stock because of the long-term stability the Class B stockholders provide to the Company. We note that some of the most successful IPOs in recent years (e.g., Zynga, Groupon, LinkedIn) have a dual class voting structure because it is generally recognized that founding stockholders bring a unique long-term perspective to company performance.

In addition, the Board believes that the dual class capital structure promotes stability and continuity in the leadership and management of the Company, which allows the Company to focus on long-term objectives. In the face of difficult challenges, management of companies with a single class of stock can become singularly focused on maximizing short-term value and performance at the expense of long-range planning in an effort to justify its business plans. The Board believes that the dual class capital structure reduces the risk of disruption in the continuity of the Company’s current operational policies and strategy by allowing management to pursue strategies that we believe will enhance the long-term profitability of the Company. Mr. Moyes’ involvement with the Company has greatly benefited all stockholders and the long history of the Moyes family’s involvement in the Company has been one of its greatest strengths.

The Board also believes that the dual class capital structure enhances the Company’s ability to attract and retain highly qualified key employees. The Company’s ability to issue Class A common stock-based equity awards increases its flexibility in structuring compensation plans so that management and key employees can participate in the growth of the Company.

Finally, the Company has a well-developed governance structure that demonstrates the Board’s commitment to fostering independence, avoiding conflicts of interest and providing for strong and independent oversight of the Company’s business. Even though the Company qualifies as a “controlled company” within the meaning of the corporate governance listing standards of the NYSE, consistent with the Company’s goal to implement strong corporate governance standards, the Company does not elect to be treated as a “controlled company” under the rules of the NYSE. Accordingly, all but two of our directors are fully independent under the NYSE standards and only independent directors serve on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. All directors are elected annually by a required majority of votes cast in uncontested director elections and are required to act in the best interests of all stockholders, in accordance with their fiduciary duties under Delaware law. In addition, the Board requires the separation of the offices of the Chairman of the Board and the CEO and, so long as the CEO is a permitted holder or an affiliated person (as defined in our certificate of incorporation), the Chairman of the Board also must be an independent director. The Company also has in place a written policy regarding the review and approval of all transactions between the Company and any of our executive officers, directors and their affiliates, which policy may only be amended by an affirmative vote of a majority of our independent directors, including the affirmative vote of the independent Chairman of the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE

AGAINST

THE STOCKHOLDER PROPOSAL REGARDING DEVELOPMENT OF A

RECAPITALIZATION PLAN

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers, directors and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. SEC regulations require these reporting persons to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Based solely on our review of the copies of such forms furnished to us, or representations that no forms were required, we believe that during 2015 and through the date of this filing all of our officers, directors and greater than ten percent beneficial owners complied with all filing requirements of Section  16(a) of the Exchange Act

OTHER MATTERS

We are not aware of any other matters to be conducted at the meeting. The Company’s bylaws require stockholders to give advance notice of any proposal intended to be presented at the Annual Meeting, including the nomination of directors. The deadline for this notice has passed and we did not receive any such notices. If any other matter properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

ADDITIONAL INFORMATION

Upon request, the Company will provide by first class mail, to each stockholder of record on the record date, without charge, a copy of this proxy statement, the proxy card, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including the required financial statements and financial statement schedules. Written requests for this information should be directed to: Corporate Secretary, Swift Transportation Company, 2200 South 75th Avenue, Phoenix, Arizona 85043.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2017 annual meeting of stockholders must be received by the Company no later than December 23, 2016 to be eligible for inclusion in the Company’s proxy statement and form of proxy for next year’s meeting. If any stockholder intends to present a proposal at the 2017 annual meeting of stockholders without inclusion of such proposal in our proxy materials, including director nominations, we must receive notice of such proposal no earlier than January 24, 2017 and no later than February 23, 2017. Any notice received prior to January 24, 2017 or after February 23, 2017 is untimely. Proposals must concern a matter that may be properly considered and acted upon at the Annual Meeting in accordance with applicable laws, regulations and the Company’s bylaws and policies, and must otherwise comply with Rule 14a-8 of the Exchange Act and we reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements. Proposals should be addressed to Swift Transportation Company, Attention: Corporate Secretary, 2200 S. 75th Ave., Phoenix, AZ 85043.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding future actions and benefits relating to our executive compensation programs and our intention to not elect to be treated as a controlled company under NYSE rules. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our annual report on Form 10-K (accompanying this report), and in the periodic reports that we file with the SEC on Form 10-Q and Form 8-K.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR each of the Directors listed below:

1. Election of directors:	01 Jerry Moyes 04 Glenn Brown 02 Richard H. Dozer 05 José A. Cárdenas 03 David Vander Ploeg 06 William F. Riley III	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

ò    Please fold here – Do not separate     ò

The Board of Directors recommends a vote FOR Proposal 2:
2. Advisory vote to approve the compensation of Swift’s named executive officers.	☐	For	☐	Against	☐	Abstain
The Board of Directors recommends a vote FOR Proposal 3:
3. Advisory vote to ratify the appointment of KPMG LLP as Swift’s independent public accountants for fiscal 2016.	☐	For	☐	Against	☐	Abstain
The Board of Directors recommends a vote AGAINST Proposal 4:
4. Shareholder proposal to develop a recapitalization plan.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SWIFT TRANSPORTATION COMPANY

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 24, 2016

9:00 a.m. Local Time

Swift Corporate Offices

2200 S. 75th Ave.

Phoenix, AZ 85043

Swift Transportation Company 2200 S. 75th Ave. Phoenix, AZ 85043	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 24, 2016.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the election of the director nominees in proposal 1, “FOR” Proposals 2 and 3, and “AGAINST” Proposal 4.

By signing the proxy, you revoke all prior proxies and appoint Virginia Henkels and Mickey R. Dragash, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE www.proxypush.com/swft Use the Internet to vote your proxy until 11:59 p.m. (MST) on May 23, 2016.	PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (MST) on May 23, 2016.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.